UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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FIDELITY NATIONAL FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

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Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 18, 2007

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Fidelity National Financial, Inc. The meeting will be held on May 23, 2007 at 10:30 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

William P. Foley, II
Chairman of the Board and
Chief Executive Officer

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Fidelity National Financial, Inc.

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Fidelity National Financial, Inc. will be held on May 23, 2007 at 10:30 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1.	to elect four Class II directors to serve until the 2010 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set April 16, 2007 as the record date for the meeting. This means that owners of Fidelity National Financial, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All stockholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 1 of the proxy statement.

Sincerely,

Todd C. Johnson
Corporate Secretary

Jacksonville, Florida
April 18, 2007

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Financial, Inc. (the “Company” or “FNF”) for use at the Annual Meeting of Stockholders to be held on May 23, 2007 at 10:30 a.m., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 25, 2007 to all stockholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

GENERAL INFORMATION ABOUT THE COMPANY

Prior to October 17, 2005, the Company was known as Fidelity National Title Group, Inc. (“FNT”) and was a wholly-owned subsidiary of another publicly traded company, also called Fidelity National Financial, Inc. (“old FNF”). On October 17, 2005, old FNF distributed to its shareholders a minority interest in the Company, making it a majority-owned, publicly traded company (the “Partial Spin-Off”). On October 24, 2006, old FNF transferred certain assets to the Company in return for the issuance of 45,265,956 shares of Company common stock to old FNF. Old FNF then distributed to its shareholders all of its shares of Company common stock, making the Company a stand alone public company (the “Full Spin-Off”). Old FNF was then merged with and into another of its subsidiaries, Fidelity National Information Services, Inc. (“FIS”), after which the Company changed its name to Fidelity National Financial, Inc. Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” the “Company” or “FNF” are to Fidelity National Financial, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of FNF common stock as of the close of business on April 16, 2007 are entitled to vote. On that day, 221,649,225 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in FNF’s 401(k) plan and Employee Stock Purchase Plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and Chairman of the Board and to our Vice-Chairman of the Board, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider two proposals at the annual meeting.

•	Proposal No. 1 asks you to elect four Class II directors to serve until the 2010 annual meeting of stockholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FNF’s charter and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Who will count the votes?

FNF’s proxy solicitor, Morrow & Co., will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the four people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	For Proposal No. 2, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as election of directors or ratification of auditors. Nominees cannot vote on non-routine matters, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” For purposes of the Delaware law requirement that proposal No. 2 receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, broker non-votes will have no effect.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal No. 2, for purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against the proposals.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for an estimated fee of $9,500 plus reimbursement of expenses.

What if I share a household with another stockholder?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Continental Stock Transfer & Trust (in writing: 17 Battery Place, 8th Floor, New York, NY 10004; by telephone: (212) 509-4000). If you participate in householding and wish to receive a separate copy of the 2006 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Continental Stock Transfer & Trust as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to stockholders, or proxy statement, as applicable, to a Company stockholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees proposed for election at the annual meeting as Class II directors of the Company and certain biographical information concerning each of them is set forth below. Expiration terms of nominees for election at the annual meeting are given assuming the nominees are elected.

Nominees for Class II Directors — Term Expiring 2010

			Director
Name	Position with FNF	Age(1)	Since

Daniel D. (Ron) Lane	Director Chairman of the Compensation Committee	72	1989	(2)
General William Lyon	Director	84	1998	(2)
Richard N. Massey	Director Member of the Compensation Committee	51	2006	(2)
Cary H. Thompson	Director, Member of the Compensation Committee and the Executive Committee	50	1992	(2)

(1)	As of April 1, 2007

(2)	Includes the period of time during which the director served as a director of old FNF.

Daniel D. (Ron) Lane.  Daniel D. (Ron) Lane has served as a director of the Company since the Full Spin-Off. Previously, Mr. Lane served as a director of old FNF from 1989 until its merger with FIS in November 2006. Mr. Lane has also served as a director of FIS since February 2006. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/ Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. He is on the Board of Directors of CKE Restaurants, Inc. Mr. Lane also is an active member of the Board of Trustees of the University of Southern California.

General William Lyon.  General Lyon has served as a director of the Company since the Partial Spin-Off in October 2005. Prior to that time, he served as a director of old FNF from 1998 until the Partial Spin-Off, at which time he resigned from the Board of old FNF to join the Company’s Board. General Lyon is the Chairman of the Board and Chief Executive Officer of William Lyon Homes, Inc. and affiliated companies, which are headquartered in Newport Beach, California, and has been for more than five years. In 1989, General Lyon formed Air/Lyon, Inc., which included Elsinore Service Corp. and Martin Aviation at John Wayne Airport. He has been Chairman of the Board of The William Lyon Company since 1985.

Richard N. Massey.  Richard N. Massey has served as a director of the Company since the Full Spin-Off. Previously, Mr. Massey served as a director of old FNF from January 2006 until old FNF was merged with and into FIS in November 2006. Mr. Massey also became a director of FIS in November 2006. Mr. Massey is currently Executive Vice President and General Counsel of Alltel Corporation and has been since January 2006. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies.

Cary H. Thompson.  Cary H. Thompson has served as a director of the Company since the Full Spin-Off. Previously, Mr. Thompson served as a director of old FNF from 1992 until its merger with FIS in November 2006. Mr. Thompson has also served as a director of FIS since February 2006. Mr. Thompson currently is a Senior Managing Director with Bear Stearns & Co. Inc. and has been since 1999. From 1996 to 1999, Mr. Thompson was a director and Chief Executive Officer of Aames Financial Corporation. Mr. Thompson served as a managing director of Nat West Capital Markets from May 1994 to June 1996. Mr. Thompson also serves on the Board of Directors of SonicWall Corporation.

Information About Our Directors Continuing in Office

The names of the incumbent directors of the Company who are not up for election at the annual meeting and certain biographical information concerning each of them is set forth below. Expiration terms of the incumbent directors are also provided.

Incumbent Class III Directors — Term Expiring 2008

			Director
Name	Position with FNF	Age(1)	Since

William P. Foley, II	Chairman of the Board and Chief Executive Officer, Chairman of the Executive Committee	62	1984	(2)
Douglas K. Ammerman	Director Chairman of the Audit Committee	55	2005	(2)
Thomas M. Hagerty	Director Chairman of the Corporate Governance and Nominating Committee, Member of the Executive Committee	44	2004	(2)
Peter O. Shea, Jr.	Director Member of the Corporate Governance and Nominating Committee	40	2006

(1)	As of April 1, 2007

(2)	Includes the period of time during which the director served as a director of old FNF.

William P. Foley, II.  William P. Foley, II has served as a director of the Company since its formation on May 24, 2005 and, as of October 2006, became the Chairman and Chief Executive Officer of the Company. Mr. Foley was also the Chairman of the Board and Chief Executive Officer of old FNF, and served in both capacities since that company’s formation in 1984. Mr. Foley also served as President of old FNF from 1984 until December 31, 1994. Mr. Foley is currently serving as the Executive Chairman of FIS and as a director of Florida Rock Industries, Inc.

Douglas K. Ammerman.  Douglas K. Ammerman has served as a director of the Company since the Full Spin-Off in October 2006. Previously, Mr. Ammerman served as a director of old FNF from 2005 until old FNF was merged with and into FIS in November 2006. Mr. Ammerman is a retired partner of KPMG LLP and has a Master’s Degree in business taxation from the University of Southern California. He began his career in 1973 with Peat, Marwick and Mitchell (now KPMG). He was admitted to KPMG partnership in 1984 and formally retired from KPMG in 2002.

Thomas M. Hagerty.  Thomas M. Hagerty has served as a director of the Company since the Full Spin-Off in October 2006. Previously, Mr. Hagerty served as a director of old FNF from 2005 until old FNF was merged with and into FIS in November 2006. Mr. Hagerty has also served as a director of FIS since 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Prior to joining Thomas H. Lee Partners, L.P., Mr. Hagerty worked in the mergers and acquisitions department of Morgan Stanley & Co., Inc. Mr. Hagerty currently serves as a director of MGIC Investment Corporation.

Peter O. Shea, Jr.  Peter O. Shea, Jr. has served as a director of the Company since April 2006. Mr. Shea is also the President and Chief Executive Officer of J.F. Shea Co., Inc. and he previously served as Chief Operating Officer of J.F. Shea Co., Inc. for more than five years. J.F. Shea Co., Inc. is a private company with aggregate revenue in 2005 in excess of $3.5 billion, with operations in home construction, commercial property development and management and heavy civil construction.

Incumbent Class I Directors — Term Expiring 2009

			Director
Name	Position with FNF	Age(1)	Since

John F. Farrell, Jr.	Director Member of the Audit Committee	69	2000	(2)
Frank P. Willey	Vice Chairman of the Board	53	1984	(2)
Willie D. Davis	Director Member of the Audit Committee	72	2003	(2)
Philip G. Heasley	Director Member of the Corporate Governance and Nominating Committee	57	2000	(2)

(1)	As of April 1, 2007.

(2)	Includes the period of time during which the director served as a director of old FNF.

John F. Farrell, Jr.  John F. Farrell, Jr. has served as a director of the Company since the Partial Spin-Off in October 2005. Prior to that time, he served as a director of old FNF from 2000 until old FNF was merged with and into FIS in November 2006. Mr. Farrell is a private investor and has been since 1997. From 1985 through 1997 he was Chairman and Chief Executive Officer of North American Mortgage Company. Mr. Farrell was Chairman of Integrated Acquisition Corporation from 1984 through 1989. He was a partner with Oppenheimer and Company from 1972 through 1981.

Frank P. Willey.  Frank P. Willey has served as a director and Vice Chairman of the Company since the Partial Spin-Off in October 2005. Prior to that time, Mr. Willey served as a director of old FNF from 1984 until the Partial Spin-Off, at which time he resigned from the Board of old FNF to join the Company’s Board. Mr. Willey served as the Vice Chairman of the Board of Directors of old FNF prior to joining the Board of the Company. Mr. Willey also was the President of old FNF from January 1, 1995 through March 20, 2000. Mr. Willey also served as an Executive Vice President and General Counsel of old FNF from its formation until December 31, 1994. Presently, Mr. Willey serves as a director of CKE Restaurants, Inc.

Willie D. Davis.  Willie D. Davis has served as a director of the Company since the Partial Spin-Off in October 2005. Prior to that time, he served as a director of old FNF from 2003 until the Partial Spin-Off, at which time he resigned from the Board of Directors of old FNF to become a director of the Company. Mr. Davis has served as the President and a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations, since 1976. Mr. Davis currently also serves on the Board of Directors of Sara Lee Corporation, Dow Chemical Company, MGM Mirage, Inc., Alliance Bank, Johnson Controls, Inc. and Manpower, Inc.

Philip G. Heasley.  Philip G. Heasley has served as a director of the Company since the Partial Spin-Off in October 2005. Prior to that time, he served as a director of old FNF from 2000 until the Partial Spin-Off, at which time he resigned from the Board of Directors of old FNF to become a director of the Company. Mr. Heasley has served as the President and CEO of Transaction Systems Architects since May 1, 2005. Prior to that, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from 2000 to 2003. Before First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and the last two years as President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our Board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes, each class as nearly equal in number as possible. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is twelve.

At this annual meeting, the following persons, each of whom is a current Class II director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2010:

Daniel D. (Ron) Lane
General William Lyon
Richard N. Massey
Cary H. Thompson

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2007 fiscal year. KPMG LLP or its predecessors have continuously acted as independent registered public accounting firm for the Company (including old FNF) commencing with the fiscal year ended December 31, 1988. For services rendered to us during or in connection with our years ended December 31, 2006 and 2005, we were billed the following fees by KPMG LLP:

	2006	2005(1)
	(In thousands)

Audit Fees	$3,766	$4,076
Audit-Related Fees	$37	$30
Tax Fees	$83	$107
All Other Fees	$—	$212

(1)	Fees for 2005 include fees related to services rendered to FNF and old FNF and exclude fees related to FIS.

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work.

Audit Fees.  Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2006 and 2005 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.

Audit-Related Fees.  Audit-related fees in 2006 and 2005 consisted principally of fees for audits of employee benefit plans.

Tax Fees.  Tax fees for 2006 and 2005 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Services.  The Company incurred no other fees in 2006. In 2005, fees for other services consisted principally of fees for information technology risk assessment services.

Approval of Accountants’ Services

SEC rules require that, before a company’s independent registered public accounting firm is engaged to provide any audit or permissible non-audit services, the engagement must be pre-approved by the audit committee or entered into pursuant to pre-approval policies and procedures established by the audit committee. The Company’s audit committee has not established a pre-approval policy at this time. Rather, the audit committee as a whole reviews and pre-approves all audit and permissible non-audit services to be provided by KPMG LLP.

Changes in and Disagreements with Accountants

We have not made any changes with respect to our independent registered public accounting firm. There were no disagreements with KPMG LLP, whether resolved or unresolved, on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure that, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with its report for either of the two fiscal years ended December 31, 2006 and 2005. For more information concerning KPMG LLP’s engagement by the Company, see the section of this proxy statement entitled “Report of the Audit Committee.”

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each stockholder who is known by the Company to beneficially own 5% or more of our common stock;

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our executive officers and directors as a group.

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following table is based on 221,588,801 shares of FNF common stock outstanding as of March 31, 2007. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that stockholder. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose.

	Number of
	Shares		Number		Percent
Name	Owned(1)(4)		of Options(2)	Total	of Total

Douglas K. Ammerman	6,175		14,654	20,829	*
Brent B. Bickett	356,042		146,539	502,581	*
Willie D. Davis	18,579		200,714	219,293	*
John F. Farrell Jr.	24,352		162,812	187,164	*
William P. Foley, II	9,551,985	(3)	366,346	9,918,331	4.47%
Thomas M. Hagerty	12,835		7,328	20,163	*
Philip G. Heasley	50,036		38,371	88,407	*
Daniel D. (Ron) Lane	176,149		79,641	255,790	*
General William Lyon	44,374		330,666	375,040	*
Richard N. Massey	20,879		—	20,879	*
Anthony J. Park	147,468		147,033	294,501	*
Raymond R. Quirk	712,330		471,039	1,183,369	*
Peter T. Sadowski	166,997		175,847	342,844	*
Peter O. Shea, Jr.	5,000		—	5,000	*
Alan L. Stinson	417,634		146,539	564,173	*
Cary H. Thompson	17,192		84,274	101,466	*
Frank P. Willey	1,874,379		135,864	2,010,243	*
All Directors and Officers (21 persons)	14,236,053		2,993,562	17,229,615	7.67%

*	Represents less than 1% of our common stock.

(1)	Includes unvested restricted shares in the following amounts: Messrs. Ammerman, Hagerty, Massey and Shea — 5,000 shares; Messrs. Lane and Thompson — 6,860 shares; Messrs. Davis, Farrell, Heasley and Lyon — 11,123 shares; Mr. Bickett — 165,515 shares; Mr. Foley — 657,969 shares; Mr. Park — 75,822 shares; Mr. Quirk — 246,616 shares; Mr. Sadowski — 62,495 shares; Mr. Stinson — 173,015 shares; and Mr. Willey — 18,245 shares.

(2)	Represents shares subject to stock options that are exercisable on March 31, 2007 or become exercisable within 60 days of March 31, 2007.

(3)	Included in this amount are 2,995,122 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 708,106 shares held by Foley Family Charitable Foundation.

(4)	Includes the following pledged shares: Mr. Foley — 412,031 shares; Mr. Quirk — 212,113 shares; Mr. Sadowski — 86,542 shares; Mr. Willey — 1,437,288 shares; and all directors and officers as a group — 2,209,471 shares.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table.

Name	Position with FNF	Age

William P. Foley, II	Chairman of the Board and Chief Executive Officer	62
Brent B. Bickett	President	42
Alan L. Stinson	Co-Chief Operating Officer	61
Raymond R. Quirk	Co-Chief Operating Officer	60
Chris Abbinante	Executive Vice President	56
Erika Meinhardt	Executive Vice President	48
Roger Jewkes	Executive Vice President	48
Peter T. Sadowski	Executive Vice President and General Counsel	52
Anthony J. Park	Executive Vice President and Chief Financial Officer	40

Brent B. Bickett.  Mr. Bickett is the President of FNF and he has served in that position since the Full Spin-Off in October 2006. He joined old FNF in 1999 as a Senior Vice President, Corporate Finance and served as Executive Vice President, Corporate Finance of old FNF from 2002 until January 2006. Mr. Bickett also served as President of old FNF from February 2006 until the merger of old FNF with FIS in November 2006. From August 1990 until January 1999, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns & Co., Inc., where he served as a Managing Director of the firm’s real estate, gaming, lodging and leisure group from 1997 until 1999. Mr. Bickett is also the Executive Vice President, Strategic Planning of FIS.

Alan L. Stinson.  Mr. Stinson is the Co-Chief Operating Officer of FNF and he has served in that position since the Full Spin-Off in October 2006. Mr. Stinson joined old FNF in October 1998 as Executive Vice President, Financial Operations and served as Executive Vice President and Chief Financial Officer of old FNF from January 1999 until the merger with FIS in November 2006. Mr. Stinson was also named Chief Operating Officer of old FNF in February 2006. Prior to his employment with old FNF, Mr. Stinson was Executive Vice President and Chief Financial Officer of Alamo Title Holding Company. From 1968 to 1994, Mr. Stinson was employed by Deloitte & Touche, LLP, where he was a partner from 1980 to 1994. Mr. Stinson is also the Executive Vice President, Finance of FIS.

Raymond R. Quirk.  Mr. Quirk is the Co-Chief Operating Officer of FNF and he has served in that position since the Full Spin-Off in October 2006. Mr. Quirk was appointed as President of old FNF in 2002 and served in that role until the Partial Spin-Off in October 2005 when he was named our Chief Executive Officer. Since joining old FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer and Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally.

Chris Abbinante.  Mr. Abbinante is Executive Vice President, Eastern Operations of FNF and he has served in that position since the Full Spin-Off in October 2006. Prior to that, Mr. Abbinante served as the President of Eastern Operations for FNF since the Partial Spin-Off in October 2005. From January 2002 to October 2005, Mr. Abbinante served as an Executive Vice President and Co-Chief Operating Officer for old FNF. Mr. Abbinante joined old FNF in 2000 in connection with old FNF’s acquisition of Chicago Title Corporation. Prior to joining old FNF, Mr. Abbinante served as a Senior Vice President of Chicago Title Insurance Company from 1976 to 2000.

Erika Meinhardt.  Erika Meinhardt is Executive Vice President, National Agency Operations of FNF and she has served in that position since the Full Spin-Off in October 2006. Prior to that, Ms. Meinhardt served as the

President of National Agency Operations for FNF since the Partial Spin-Off in October 2005. From 2002 until October 2005, Ms. Meinhardt served as Executive Vice President and Division Manager for old FNF, with responsibility for direct and agency operations in the Southeast and Northeast. Ms. Meinhardt has held various other positions with old FNF and its subsidiary companies since 1983.

Roger Jewkes.  Mr. Jewkes is Executive Vice President, Western Operations of FNF and he has served in that position since the Full Spin-Off in October 2006. Prior to that, Mr. Jewkes served as the President of Western Operations for FNF since the Partial Spin-Off in October 2005. Mr. Jewkes served as a Division Manager for old FNF from May 2003 to October 2005, and as Regional Manager with old FNF from May 2001 to 2003. In his role as a division manager, Mr. Jewkes was responsible for old FNF’s direct title operations in California, Colorado, Arizona, Nevada and New Mexico. Mr. Jewkes has held various other operational management positions with old FNF since he joined old FNF through an acquisition in 1987.

Peter T. Sadowski.  Mr. Sadowski is Executive Vice President and General Counsel of FNF and he has served in that position since the Full Spin-Off in October 2006. Prior to the merger of old FNF with FIS, Mr. Sadowski was the Executive Vice President and General Counsel for old FNF and had been since 1999. He has also served as Executive Vice President of FNF since the Partial Spin-Off in October 2005. Prior to joining old FNF, Mr. Sadowski was a Partner with Goldberg, Katz, Sadowski and Stansen from 1996 to 1999 and with the Stolar Partnership from 1980 to 1996, and prior to that, he served as Assistant Attorney General of the State of Missouri.

Anthony J. Park.  Mr. Park is the Executive Vice President and Chief Financial Officer of FNF and he has served in that position since the Partial Spin-Off in October 2005. Prior to being appointed CFO of FNF, Mr. Park served as Controller and Assistant Controller of old FNF from 1991 to 2000 and served as the Chief Accounting Officer of old FNF from 2000 to 2005.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND
DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

In this compensation discussion and analysis, we provide an overview of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer, as well as our other named executive officers.

We also provide information regarding compensation decisions made by our former parent company, old FNF, which relate to compensation paid to our named executive officers. Certain executives, including Messrs. Foley, Stinson, Bickett and Sadowski, provided services during 2006 to both old FNF and FIS, in addition to us. The compensation committee of old FNF set the total compensation to be paid to these “shared executives” for such services, and allocated a portion of the total compensation to us based on the proportion of each executive’s time expected to be spent providing services to us. Our compensation committee reviewed and approved the allocation. Amounts we report in this proxy statement reflect compensation allocated to and paid by us, as well as compensation allocated to and paid by old FNF.

Although we underwent significant organizational changes in 2006, including the Full Spin-Off in October 2006, our compensation objectives, as summarized below, remain consistent.

Objectives of our Compensation Program

We have a long history of delivering strong results for our shareholders, and we believe our practice of linking compensation with corporate performance has contributed significantly to our track record. Our former parent company, old FNF, delivered a return to shareholders of over 290% over the past five years, or over 31% per year on an annualized basis. We have consistently increased our dividend to shareholders, and currently maintain about a 5% dividend yield. Going forward, we plan to continue to utilize the cash flow we generate from our portfolio of businesses in a manner that will maximize the returns for our shareholders.

Our compensation programs are designed to attract and motivate high performing executive talent with the objective of delivering long-term stockholder value. We believe that the most effective way of accomplishing this objective is by linking the compensation of our named executive officers to our specific annual and long-term strategic goals and thereby aligning the interests of the executives with those of our stockholders. To this end, a significant portion of each named executive officer’s total annual compensation is linked to company-wide performance goals with specific, measurable results. Executives will generally be rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning their interests with those of our stockholders and strongly motivates executives to build long-term stockholder value. Our stock-based compensation programs assist in creating this link. Finally, we desire to provide our executives with total compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term stockholder value.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee has the responsibility to approve and monitor all compensation for our named executive officers. Our Chief Executive Officer also plays an important role in determining executive compensation levels, by making recommendations to the compensation committee regarding salary adjustments and incentive awards for his direct reports, including the other named executive officers. These recommendations are based on a review of an executive’s performance and job responsibilities. The compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. The Chief Executive Officer does not make recommendations to the compensation committee with respect to his own compensation.

With respect to 2006 compensation levels for our shared executives, Messrs. Foley, Stinson, Bickett and Sadowski, our compensation committee reviewed and approved the compensation levels allocated to us by old FNF. Prior to the Full Spin-Off, our compensation committee met again and re-approved the 2006 compensation levels for these executives. The objectives of old FNF’s compensation programs and the role of its compensation committee and executive officers in setting compensation were essentially the same as for our company.

With respect to the 2006 compensation levels for Messrs. Quirk and Park, who provide services solely to us, our compensation committee reviewed and approved the 2006 compensation levels.

Establishing Executive Compensation Levels

We believe total compensation must be set at market competitive levels to attract highly qualified talent, motivate our employees to perform at their highest levels, reward outstanding achievement, and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value.

We generally set total compensation for our executives near the 50th percentile, or market median, of our peer comparables. We consider an executive to be competitively paid if the executive’s total compensation is within 85% to 115% of the market median. However, when necessary to attract or retain exceptional talent, we may target compensation above the median.

In furtherance of the objectives of our compensation program, our compensation committee, together with the compensation committee of old FNF, engaged Strategic Apex Group, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers, as well as for other key executives. Strategic Apex Group provided the committees with relevant market data and alternatives to consider when making compensation decisions for the named executive officers.

Strategic Apex Group relied on nationally recognized executive compensation surveys as the primary source of market research presented to the compensation committees with respect to our named executive officers.

With respect to the total compensation levels for our shared executives, Messrs. Foley, Stinson, Bickett and Sadowski, Strategic Apex Group provided the compensation committee of old FNF with a marketplace analysis based on industry specific surveys, as well as a survey based on certain old FNF peer companies. Strategic Apex Group also provided the compensation committee of old FNF with an estimate of the total compensation to be allocated to us for the services of the shared executives based upon an estimate of the time the executives would spend providing services to us. The allocation was approved by the compensation committee of old FNF, and subsequently approved by our compensation committee.

With respect to the total compensation levels for Messrs. Quirk and Park, Strategic Apex Group provided our compensation committee with a marketplace analysis based on a general industry survey consisting of about 340 companies, excluding financial services companies, and a financial services survey consisting of about 150 financial services companies. Strategic Apex Group also reviewed and compared each element of the total compensation of Messrs. Quirk and Park, as well as other key executives, against the compensation of senior management at two of our competitors, First American Corporation and LandAmerica Financial Group, Inc.

The compensation information provided by Strategic Apex Group, including salary surveys and peer comparables, provided a basis for the evaluation of total executive compensation paid to our named executive officers.

The compensation committees also considered other important factors, including our financial performance, as well as the financial performance of old FNF, and the individual performance, experience, and responsibilities of our executives, including the impact the executives are expected to have on our future success. The committees also considered the importance of motivating, rewarding and retaining top-caliber executive talent, as well as the roles our executives played in the successful consummation of the Full Spin-Off and the merger of old FNF with and into FIS.

The approach to benchmarking compensation in the marketplace described above is annually reviewed and updated by our compensation committee. Due to the significant organizational changes we experienced in 2006, the compensation committee has modified the list of peer companies it expects to consider for 2007.

Allocation of Total Compensation

We compensate our executives through a mix of base salary, annual cash incentive and long-term equity-based incentive. The compensation committee generally allocates the amount of compensation under each component based on its determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the compensation committee considers the level of responsibility, the individual skills, experience and contribution of each executive officer, and the ability of each executive to impact company-wide performance and create long-term stockholder value. The compensation committee also seeks to provide each executive officer with a level of assured cash compensation commensurate with the executive’s professional status in the form of base salary, although our main emphasis is on at-risk, performance-based pay.

The compensation committee believes performance-based incentive compensation comprising 80% to 85% of total target compensation is appropriate. The compensation committee also believes a significant portion of annual performance-based compensation should be allocated to equity-based compensation in order to effectively align the interests of the executives with our stockholders. Historically, our named executive officers have received a majority of the value of their total compensation in the form of equity-based incentive compensation. However, a significant portion of the 2006 total compensation for Messrs. Foley, Stinson, Bickett and Sadowski consisted of a one-time transaction-related bonus, described below. We anticipate that our named executive officers will receive a majority of their total compensation for 2007 in the form of equity-based incentive compensation.

2006 Executive Compensation Components

For 2006, the principal components of compensation for our named executive officers consisted of:

•	base salary,

•	performance-based annual cash incentive,

•	for Messrs. Foley, Stinson, Bickett and Sadowski, a transaction bonus relating to the successful consummation of the Full Spin-Off and the merger of old FNF with and into FIS, and

•	long-term equity-based incentive awards.

We also provided our executives with certain retirement and employee benefit plans as well as limited perquisites, although these items are not significant components of our compensation programs.

Below is a summary of each element of our 2006 compensation programs.

Base Salary

We seek to provide each of our named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to consistently perform at a high level. However, base salary is a relatively small component of our total compensation package, as our emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of our performance review process, as well as in the event of promotions or other changes in executive officers’ positions with the company.

Annual Performance-Based Cash Incentive

Our practice is to award annual cash incentives based upon the achievement of specific performance goals. At our 2006 annual meeting, our stockholders approved our Annual Incentive Plan, or annual incentive plan, which was designed to allow cash incentive awards paid thereunder to qualify as deductible performance-based compensation within the meaning of section 162(m) of the Internal Revenue Code. The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the annual incentive plan to provide a substantial portion of the executives’ total compensation in the form of at-risk pay.

Annual incentive targets are established by our compensation committee for each named executive officer as a percentage of the individual’s base salary. Actual payout, however, can range from zero to two times (three times for Mr. Foley) the target incentive opportunity, depending on achievement of the pre-established goals. No annual incentive payments are made to an executive officer, however, if the pre-established, minimum performance threshold is not met. The ranges of possible payments under the annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. With respect to our shared executives, Messrs. Foley, Stinson, Bickett and Sadowski, these amounts represent a combination of the possible payments under our annual incentive plan and under old FNF’s annual incentive plan.

During the first quarter of 2006, our compensation committee established performance goals relating to the incentive targets described below and set a threshold performance level that needed to be achieved before any awards could be paid. The compensation committee of old FNF also established performance goals, including threshold performance levels, under old FNF’s annual incentive plan. In each case, these performance goals were specific, table driven measures, and the respective committees did not retain discretion to increase the amount of the incentive awards.

Annual incentive awards for 2006 for the named executive officers were based on meeting objectives for return on equity, or ROE, for old FNF (2006 target of 15%) and ROE for FNF (2006 target of 14.6%). For 2006, old FNF’s actual ROE result was below target performance (2006 actual ROE was 14.93%), but above the threshold performance level (13% ROE). FNF’s actual 2006 ROE exceeded the target level (2006 actual ROE was 16.6%). Consequently, the incentive awards earned by our named executive officers under old FNF’s annual incentive plan were below target levels and the amounts earned under our annual incentive plan exceeded target levels. The annual incentive amounts earned under the annual incentive plans were approved by the respective compensation committees and are reported in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

Transaction-Related Bonus

In 2006, Messrs. Foley, Stinson, Bickett and Sadowski received a one-time special bonus relating to the successful consummation of the Full Spin-Off and the merger of old FNF with and into FIS. These transactions were part of the final step of old FNF’s long-term strategy, which has included previous acquisitions and reorganizations. The result of old FNF’s long-term strategy has been the creation of significant value for shareholders and a rate of return that consistently beat the S&P 500 since 1987. This bonus was approved by the compensation committee of old FNF prior to the Full Spin-Off, and was paid to the executives by old FNF prior to its merger with and into FIS. The bonus amounts paid to the executives are listed in the Bonus column in the Summary Compensation Table.

Long-Term Equity Incentive Awards

We have a stockholder-approved 2005 Omnibus Incentive Plan, or omnibus plan, for long-term incentive awards. The plan allows us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. Except for the stock options we granted to replace a portion of our named executive officers’ old FNF stock options in connection with the Full Spin-Off and the merger of old FNF with and into FIS, the only equity-based awards we have granted to our named executive officers have been restricted stock awards. We believe these awards help us create long term stockholder value by linking the interests of our named executive officers, who are in positions to directly influence stockholder value, with the interests of our stockholders. A description of our omnibus plan can be found in the narrative following the Grants of Plan-Based Awards table.

Our general practice is for our compensation committee to make awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires or promotions. However, due to the significant organizational changes we underwent in 2006, grants made in 2006 to Messrs. Foley, Stinson and Bickett were awarded to correspond with the consummation of the Full Spin-Off, as explained below.

In 2006, the compensation committee approved grants of restricted stock to each of our named executive officers pursuant to our omnibus plan. Mr. Foley received a grant of 475,000 shares, Mr. Park received a grant of 50,000 shares, Messrs. Stinson and Bickett were each granted 130,000 shares, Mr. Quirk received a grant of 140,000 shares and Mr. Sadowski received a grant of 35,000 shares. The restricted stock awards for Messrs. Foley, Stinson and Bickett were granted in October of 2006 in connection with the consummation of Full Spin-Off. These awards vest proportionately each year over three years based on continued employment with us. The awards for Messrs. Quirk, Sadowski and Park were granted in December of 2006 and vest proportionately each year over four years based on continued employment with us. Restricted stock award levels were determined based on an analysis of peer comparables data provided to the compensation committee by Strategic Apex Group. Further details of the restricted stock grants made in 2006 to our named executive officers are provided in the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table and related footnote.

In addition, in connection with the Full Spin-Off and the merger of old FNF with and into FIS, we replaced shares of restricted stock held by our executives, including our named executive officers, with shares of restricted stock under our omnibus plan. Further details of these replacement awards are provided in the Outstanding Equity Awards at Fiscal Year-End table and related footnote.

Although our focus has been on restricted stock awards, in prior years our named executive officers received stock options from old FNF and stock options remain a component of our named executive officers’ overall compensation. Together with FIS, we replaced many of these old FNF stock options in connection with the Full Spin-Off and the merger of old FNF with and into FIS. These replacement stock options contain the same terms and conditions, including vesting and exercise periods, as the old FNF awards, with equitable adjustments made to preserve their intrinsic value. Further details of these replacement stock option awards held by our named executive officers are provided in the Outstanding Equity Awards at Fiscal Year-End table and related footnote. In addition, certain of our executive officers, including Messrs. Foley, Stinson, Bickett and Sadowski, were awarded options to purchase shares of Fidelity Sedgwick Holdings, Inc., or Sedgwick, during 2006. These awards were approved by the compensation committee of old FNF, as well as the board of directors of Sedgwick, in connection with the acquisition by old FNF of an approximately 40% interest in Sedgwick. The options were granted under the Fidelity

Sedgwick Holdings, Inc. 2006 Stock Incentive Plan, or Sedgwick stock plan, with both time-based and performance-based vesting conditions. Further details of the Sedgwick option grants made in 2006 to our named executive officers are provided in the Grants of Plan-Based Awards table and related footnote. A description of the Sedgwick stock plan can be found in the narrative following the Grants of Plan-Based Awards table.

Finally, in connection with the Full Spin-Off and the merger of old FNF with and into FIS, Messrs. Foley, Stinson and Bickett entered into an agreement with old FNF relating to a large portion of their old FNF stock options. Old FNF entered into the agreement to address concerns over the share dilution that would result if the options were assumed in connection with the transactions. The agreement gave old FNF the right to cash out the old FNF stock options immediately prior to the effective time of the Full Spin-Off or as near thereto as practicable or cause the executives to exercise the options. Alternatively, the executives could exercise the stock options if doing so would not adversely affect the tax treatment of the transactions. The executives exercised the old FNF options subject to the agreement prior to the Full Spin-Off. Further details of the option exercises made pursuant to this agreement are provided in the Option Exercises and Stock Vested table and related footnote.

Retirement and Employee Benefit Plans

Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan, or ESPP. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $15,000 in 2006). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Matching contributions are initially invested in shares of our common stock, although a participant may subsequently direct the trustee to invest those funds in any other investment option available under the plan.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over a period of three years.

Deferred Compensation Plan

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. Mr. Park is the only named executive officer who elected to defer 2006 compensation into the plan. A description of the plan and information regarding the named executive officers’ deferrals under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We also sponsor an ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and related footnote.

Perquisites and Other Benefits

We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2006, certain executive officers received the following perquisites: assistance with financial planning, automobile allowance, personal use of corporate aircraft and club membership. The compensation committee regularly reviews the perquisites granted to our executive officers and believes they are reasonable and within market practice. Further detail regarding executive perquisites in 2006 can be found in the Summary Compensation Table under the column All Other Compensation and related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Share Ownership Guidelines

We established formal stock ownership guidelines on March 14, 2006 for all corporate officers, including the named executive officers, and members of our board of directors to encourage such individuals to own a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for the executive to reach the ownership multiple within five (5) years. Unvested shares of restricted stock count towards meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Chairman and CEO	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers and non-employee directors, except Peter Shea (who joined the board in 2006) met the stock ownership guidelines as of December 31, 2006. The compensation committee may consider the guidelines and the executive’s satisfaction of such guidelines in determining executive compensation.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and/or accounting treatment in determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our Chief Executive Officer and each of our other four most highly-paid executive officers. There is, however, an exception to this limit for certain performance-based compensation. Compensation paid under our annual incentive plan and our omnibus plan is generally deductible as performance-based compensation. However, in certain situations, the compensation committee may approve compensation that will not meet these requirements in order to ensure competitive levels of salaries for our named executive officers.

Beginning on January 1, 2003, we elected to account for stock-based payments, including stock option grants, in accordance with the Financial Accounting Standard 123. Effective January 1, 2006, we began accounting for stock-based payments in accordance with Financial Accounting Standard 123 (revised), which we refer to as FAS 123(R).

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Daniel D. Lane (Chair)
Cary H. Thompson
Richard N. Massey

Executive Compensation

The following table contains compensation information for our named executive officers for the year ended December 31, 2006, as defined in Item 402(a)(3) of Regulation S-K as promulgated by the SEC. Raymond R. Quick was our Chief Executive Officer until completion of the Full Spin-Off, when he became our Co-Chief Operating Officer. The information in this table includes compensation earned by the individuals for services with FNF. It also includes the portion of compensation paid by old FNF and allocated to us while we were still a majority-owned subsidiary of old FNF, as discussed above. It also reflects compensation paid by old FNF that was not allocated to us or FIS. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

						Non-Equity
						Incentive
						Plan
				Stock	Option	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

William P. Foley, II	2006	582,465	19,000,000	2,811,339	5,531,200	2,417,576	755,973	31,098,553
Chairman of the Board
and Chief Executive Officer
Anthony J. Park	2006	325,000	0	194,485	60,798	364,456	71,669	1,016,408
Executive Vice President
and Chief Financial Officer
Brent B. Bickett	2006	335,980	2,200,000	553,472	952,574	658,000	161,142	4,861,168
President
Alan L. Stinson	2006	335,980	2,200,000	608,184	944,293	658,000	161,852	4,908,309
Co-Chief Operating Officer
Raymond R. Quirk	2006	700,000	0	908,010	726,222	1,569,963	220,773	4,124,968
Co-Chief Operating Officer
Peter T. Sadowski	2006	431,671	600,000	268,499	612,297	577,000	91,750	2,581,217
Executive Vice President
and General Counsel

(1)	The salaries for Messrs. Foley, Stinson and Bickett represent amounts recorded as expense relating to services provided to us and old FNF for 2006 and exclude amounts recorded as expense in the consolidated financial statements for services provided to FIS. Mr. Foley’s base salary relating to the Company after the Full Spin-Off was $500,000 per year. Mr. Stinson’s and Mr. Bickett’s base salaries relating to the Company after the Full Spin-

Off were each $300,000 per year. Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary pursuant to our 401(k) plan and deferred compensation plan.

(2)	Represents a transaction bonus paid by old FNF to Messrs. Foley, Stinson, Bickett and Sadowski relating to the Full Spin-Off and FIS merger transactions.

(3)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of restricted stock awards granted in and prior to 2006. These awards consisted of our restricted shares and restricted shares of old FNF which were reissued as restricted shares under our omnibus plan. Disclosures related to these amounts are included in Footnote M to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007.

(4)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the fiscal year ended December 31, 2006, of stock option awards granted in and prior to 2006. These awards consisted primarily of options granted to acquire shares of old FNF that have either been exercised or reissued as options under our omnibus plan to acquire our shares under the terms of the Securities Exchange and Distribution Agreement between us and old FNF. Assumptions used in the calculation of these amounts are included in Footnote M to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007. Also included in this column for Messrs. Foley, Stinson, Bickett and Sadowski are $110,422, $27,606, $35,887 and $13,803, which represent approximately 40% of the FAS 123(R) cost recorded by Sedgwick relating to the April 1, 2006 grant of options to purchase shares of Sedgwick. We own approximately 40% of Sedgwick’s common stock and account for it under the equity method.

(5)	Represents amounts earned in 2006 and paid in 2007 under our annual incentive plan and an allocated portion of amounts earned under old FNF’s annual incentive plan.

(6)	Amounts shown for Mr. Foley include: (i) the cost of a Company provided automobile of $9,000; (ii) Company contributions to our 401(k) plan of $6,600 and ESPP of $65,625; (iii) personal use of our airplanes by Mr. Foley of $156,552; (iv) life insurance premiums of $4,633; (v) country club dues of $84,132; (vi) accounting services of $27,654; and (vii) $401,777 of dividends paid on unvested restricted shares. Amounts shown for Mr. Park include: (i) contributions to our 401(k) plan of $6,600 and ESPP of $20,078; (ii) life insurance premiums of $90; (iii) country club dues of $8,970; and (iv) $35,931 of dividends paid on unvested restricted shares. Amounts shown for Mr. Bickett include: (i) Company contributions to our 401(k) plan of $6,600 and ESPP of $38,063; (ii) personal use of our airplanes by Mr. Bickett of $20,207; (iii) life insurance premiums of $1,524; (iv) country club dues of $5,100; and (v) $89,648 of dividends paid on unvested restricted shares. Amounts shown for Mr. Stinson include: (i) Company contributions to our 401(k) plan of $6,600; (ii) personal use of our airplanes by Mr. Stinson of $48,216; (iii) life insurance premiums of $4,673; (iv) country club dues of $1,661; and (v) $100,701 of dividends paid on unvested restricted shares. Amounts shown for Mr. Quirk include: (i) the cost of a Company provided automobile of $6,000; (ii) Company contributions to our ESPP of $31,438; (iii) personal use of our airplanes by Mr. Quirk of $13,271; (iv) life insurance premiums of $4,673; (v) country club dues of $10,127; and (vi) $155,263 of dividends paid on unvested restricted shares. Amounts shown for Mr. Sadowski include (i) Company contributions to our 401(k) plan of $6,600 and ESPP of $29,595; (ii) personal use of our airplanes by Mr. Sadowski of $4,560; (iii) life insurance premiums of $1,646; (iv) $37,068 of dividends paid on unvested restricted shares; and (v) $12,281 paid for retirement planning services.

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2006. It does not include grants of equity awards we granted at the closing of the Full Spin-Off in replacement of existing old FNF awards as required under the terms of the transaction agreements for the Full Spin-Off. The intrinsic value of these replacement awards was equal to the intrinsic value of the old FNF awards.

Grants of Plan-Based Awards

					(i)	(j)	(k)
					All other	All other	Grant Date
					Stock	Option	Fair
		Estimated Possible Payouts Under			Awards:	Awards:	Value
		Non-Equity Incentive Plan			Number of	Number of	of Stock
		Awards(1)			Shares of	Securities	and
	(b)	(c)	(d)	(e)	Stock or	Underlying	Option
(a)	Grant	Threshold	Target	Maximum	Units	Options	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($)

William P. Foley, II	10/24/06	—	—	—	475,000	—	10,559,250
	N/A	773,611	1,547,222	4,641,666	—	—	—
	04/01/06	—	—	—	—	400,000	1,007,600
Anthony J. Park	12/22/06	—	—	—	50,000	—	1,172,000
	N/A	121,875	243,750	487,500	—	—	—
Brent B. Bickett	10/24/06	—	—	—	130,000	—	2,889,900
	N/A	268,057	536,113	1,072,216	—	—	—
	04/01/06	—	—	—	—	130,000	327,470
Alan L. Stinson	10/24/06	—	—	—	130,000	—	2,889,900
	N/A	268,057	536,113	1,072,216	—	—	—
	2/01/06	—	—	—	—	100,000	251,900
Raymond R. Quirk	12/22/06	—	—	—	140,000	—	3,281,600
	N/A	525,000	1,050,000	2,100,000	—	—	—
Peter T. Sadowski	12/22/06				35,000	—	820,400
	N/A	282,367	564,733	1,129,466
	04/01/06	—	—	—	—	50,000	125,950

(1)	The amounts shown in column (c) reflect the minimum payment level under the annual incentive plans which are 50% of the target amount shown in column (d). The amount shown in column (e) for everyone except Mr. Foley is 200% of such target amount. For Mr. Foley, the amount in column (e) is 300% of such target amount. These amounts are based on the individual’s 2006 salary and position. For Messrs. Foley, Bickett, Stinson and Sadowski, these amounts represent amounts earned relating to the performance of the Company and old FNF, in accordance with the allocation methodology previously described.

(2)	The amounts shown in column (i) reflect the number of shares of our restricted stock granted to each named executive officer under the omnibus plan.

(3)	The amounts shown in column (j) reflect the number of options granted to each named executive officer under the Sedgwick stock plan. Sedgwick is an approximately 40% owned subsidiary of the Company. Of these options, 50% vest based on the accomplishment of certain performance and market conditions and 50% vest based solely on continued employment. The grant date fair value per option calculated by Sedgwick is $2.37 per option for a performance based option and $2.67 for a time based option.

Employment Agreements

We have entered into employment agreements with our Chief Executive Officer and a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section.

William P. Foley

We entered into a three-year employment agreement with Mr. Foley, effective October 24, 2006, to serve as our Chief Executive Officer, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Foley’s minimum annual base salary is $500,000, with an annual cash bonus target equal to 250% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Foley and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Foley is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Foley’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Anthony J. Park

We entered into a three-year employment agreement with Mr. Park, effective December 22, 2006, to serve as our Chief Financial Officer, with a provision for automatic annual extensions. Under the terms of the agreement, Mr. Park’s minimum annual base salary is $325,000, with an annual cash bonus target equal to 75% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determination by our compensation committee.

Mr. Park’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Brent B. Bickett

We entered into a three-year employment agreement with Mr. Bickett, effective October 24, 2006, to serve as our President, with a provision for automatic annual extensions. Under the terms of the agreement, Mr. Bickett’s minimum annual base salary is $300,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Alan L. Stinson

We entered into a three-year employment agreement with Mr. Stinson, effective October 24, 2006, to serve as our Co-Chief Operating Officer, with a provision for automatic annual extensions. Under the terms of the agreement, Mr. Stinson’s annual base salary is $300,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Mr. Stinson is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Stinson and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Stinson is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Stinson’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Raymond R. Quirk

We entered into a three-year employment agreement with Mr. Quirk, effective October 24, 2006, to serve as our Co-Chief Operating Officer, with a provision for automatic annual extensions. Prior to such time, Mr. Quirk was serving as our Chief Executive Officer. Under the terms of the agreement, Mr. Quirk’s minimum annual base salary is $700,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Quirk is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Quirk and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Quirk’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Peter T. Sadowski

We entered into a three-year employment agreement with Mr. Sadowski, effective October 24, 2006, to serve as our Executive Vice President and General Counsel, with a provision for automatic annual extensions. Under the terms of the agreement, Mr. Sadowski’s minimum annual base salary is $444,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Sadowski is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Sadowski and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Sadowski is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Sadowski’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Omnibus Plan

We use our 2005 Omnibus Incentive Plan, or omnibus plan, for long-term incentive compensation of our executive officers. The omnibus plan is administered by our compensation committee and permits the granting stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. Eligible participants include all employees, directors and consultants of the Company and our subsidiaries, as determined by the committee. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The omnibus plan was most recently submitted for stockholder approval at our 2006 annual meeting, at which time stockholders approved an increase in the number of shares of common stock available for issuance under the plan by 15.5 million shares.

Each award granted under the omnibus plan is subject to an award agreement, which sets forth the participant’s rights with respect to the award following termination of employment or service. In addition, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control, all outstanding awards will immediately vest. Further details are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Sedgwick Stock Plan

The Sedgwick stock plan is maintained by Sedgwick and administered by the Sedgwick board, or by one or more committees appointed by the board. The plan permits the granting of stock options or stock awards of Sedgwick stock. Eligible participants are selected by the Sedgwick board, or designated committee, and include employees, directors and consultants of Sedgwick and its affiliates. The Sedgwick board, or designated committee, has full authority and sole discretion to take actions to administer, operate, and interpret the plan, or to amend, suspend, or terminate the plan. If Sedgwick is consolidated with or acquired by another entity, or in the event of another transaction that constitutes a change in control, the outstanding stock options and stock awards may be (i) assumed or continued by the surviving company, (ii) substituted with stock options or stock awards of the new company with substantially the same terms, (iii) accelerated to vest immediately, or (iv) cancelled with a cash payment of the excess fair market value of the awards. The named executive officers’ notice of stock option grants provide that 50% of the options have time-based vesting over 5 years, but will vest immediately upon a change in control. The other 50% of the options have performance-based vesting conditions and vest upon the earliest of (i) a change in control, (ii) following an initial public offering, or (iii) five years after grant, as long as, in each case, the value of a share is at least $15.00. The term “change in control” for this purpose means a transaction or related series of transactions through which a person or group other than certain current stockholders and their affiliates become the direct or indirect beneficial owners of more than the greater of (i) 35% of the outstanding shares of Sedgwick stock or (ii) the percentage of outstanding voting stock owned directly or indirectly by these stockholders.

The following tables set forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006:

Outstanding FNF Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards(2)
		Number						Market
		of	Number of					Value of
		Securities	Securities				Number of	Shares or
		Underlying	Underlying				Shares or	Units of
		Unexercised	Unexercised	Option			Units of Stock	Stock That
	Option	Options	Options	Exercise	Option	Award	That Have	Have Not
	Grant	(#)	(#)	Price	Expiration	Grant	Not Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Date	(#)	($)

William P. Foley, II	12/16/2004	366,346	366,346	16.65	12/16/2012	11/18/2003	92,969	2,220,100
William P. Foley, II	8/19/2005	—	293,077	17.67	8/19/2015	10/18/2005	90,000	2,149,200
William P. Foley, II						10/24/2006	475,000	11,343,000
Anthony J. Park	1/12/1998	13,370	—	4.99	1/12/2008	11/18/2003	3,322	79,329
Anthony J. Park	4/16/2001	36,479	—	4.80	4/16/2011	10/18/2005	22,500	537,300
Anthony J. Park	8/3/2001	20,018	—	2.66	8/3/2011	12/22/2006	50,000	1,194,000
Anthony J. Park	2/21/2002	22,107	—	5.60	2/21/2012		—	—
Anthony J. Park	12/23/2002	16,079	—	8.26	12/23/2012		—	—
Anthony J. Park	9/10/2004	38,980	19,489	12.77	9/10/2012		—	—
Brent B. Bickett	12/16/2004	109,904	54,952	16.65	12/16/2012	11/18/2003	13,014	310,774
Brent B. Bickett	8/19/2005	36,635	73,269	17.67	8/19/2015	10/18/2005	22,500	537,300
Brent B. Bickett						10/24/2006	130,000	3,104,400
Alan L. Stinson	12/16/2004	109,904	54,952	16.65	8/19/2015	11/18/2003	13,014	310,774
Alan L. Stinson	8/19/2005	36,635	73,269	17.67	12/16/2012	10/18/2005	30,000	716,400
Alan L. Stinson						10/24/2006	130,000	3,104,400
Raymond R. Quirk	2/21/2002	110,541	—	5.60	2/21/2012	11/18/2003	16,616	396,790
Raymond R. Quirk	12/23/2002	140,690	—	8.26	12/23/2012	10/18/2005	106,615	2,545,966
Raymond R. Quirk	12/16/2004	219,808	109,904	16.65	12/16/2012	12/22/2006	140,000	3,343,200
Peter T. Sadowski	12/16/2004	146,539	73,269	16.65	12/16/2012	11/18/2003	9,495	226,741
Peter T. Sadowski	8/19/2005	29,308	58,614	17.67	8/19/2015	10/18/2005	18,000	429,840
Peter T. Sadowski						12/22/2006	35,000	835,800

(1)	All of these option grants were originally granted by old FNF and were replaced by the Company at the time of the Full Spin-Off under the omnibus plan as replacement options under an intrinsic value method of conversion. All unvested options vest over a three year period from the original date of grant.

(2)	The awards originally granted on November 18, 2003 were granted by old FNF and were replaced by us at the time of the Full Spin-Off under the omnibus plan as replacement shares under an intrinsic value method of conversion. For everyone except Mr. Park, the remaining unvested shares from the November 18, 2003 grant vest on November 18, 2007 while Mr. Park’s grant vests 50% on November 18, 2007 and 50% on November 18, 2008. We made the October 2005 and the October and December 2006 grants out of the omnibus plan. The October 18, 2005 grants vest 25% annually over 4 years. The October 2006 grants for Messrs. Foley, Stinson and Bickett vest 33% annually over 3 years. The December 2006 grants for Messrs. Park, Quirk and Sadowski vest 25% annually over 4 years.

Outstanding Sedgwick Option Awards at Fiscal Year End

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Options	Options	Exercise	Option
		(#)	(#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date

William P. Foley II	4/1/2006	20,000	380,000	7.50	4/1/2016
Alan L. Stinson	4/1/2006	5,000	95,000	7.50	4/1/2016
Brent B. Bickett	4/1/2006	6,500	123,500	7.50	4/1/2016
Peter T. Sadowski	4/1/2006	2,500	47,500	7.50	4/1/2016

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2006 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized	Number of Shares	Value Realized on
	Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)(1)	($)	(#)(2)	($)

William P. Foley, II	4,863,461	154,111,912	122,969	2,688,943
Anthony J. Park	—	—	9,162	200,923
Brent B. Bickett	311,256	10,031,018	20,516	448,894
Alan L. Stinson	407,183	11,802,146	23,016	503,769
Raymond R. Quirk	352,196	11,464,594	46,616	1,021,393
Peter T. Sadowski	37,949	591,625	15,495	339,071

(1)	Represents old FNF stock options exercised before the Full Spin-Off. Messrs. Foley, Bickett and Stinson exercised 3,856,684 options, 311,256 options and 200,153 options, respectively, immediately before the Full Spin-Off as required by an agreement entered into by them as a condition to the Full Spin-Off.

(2)	All of these shares were shares of the Company upon vesting, although they were originally issued as part of the October 18, 2005 grant and November 18, 2003 grant described previously.

Nonqualified Deferred Compensation

Under our nonqualified deferred compensation plan, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their annual incentives, subject to a minimum deferral of $25,000. Deferral elections are made in December for amounts to be earned in the following year. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participant’s accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2006 rates of return on these investments, are listed in the following table:

	2006 Rate of		2006 Rate of
Name of Fund	Return	Name of Fund	Return

Gartmore GVIT Money Market	4.61%	American Funds IS Growth	10.22%
PIMCO VIT Real Return Portfolio	0.70%	Goldman Sachs VIT Mid Cap Value	16.16%
PIMCO VIT Total Return Portfolio	3.85%	T. Rowe Price Mid Cap Growth Portfolio	6.38%
LASSO Long and Short Strategic Opportunities	7.47%	Royce Capital Small Cap Portfolio	15.57%
T. Rowe Price Equity Income Portfolio	18.65%	Vanguard VIF Small Company Growth Portfolio	10.21%
Dreyfus Stock Index	15.50%	AllianceBernstein VPS International Value Portfolio	35.43%
Fidelity VIP II Contrafund Portfolio	11.59%	American Funds IS International	18.98%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement distributions are paid over a 5-year period. Account balances less than $25,000 will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year that is at least three plan years after the amounts are actually deferred, and these amounts will be paid within sixty days from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of section 409A. For amounts subject to section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: A participant may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least 5 years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions: Participant’s may modify each in-service distribution date by extending it by at least 5 years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of 10%, or may annually change the payment elections for these grandfathered amounts.

The table below describes the contributions and distributions made with respect to the named executive officers’ accounts under our nonqualified deferred compensation plan. Mr. Park is the only named executive officer who deferred 2006 compensation under the plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

William P. Foley, II	—	—	140,897	—	1,290,180
Anthony J. Park	25,000	—	11,316	—	106,027
Brent B. Bickett	—	—	66,964	—	510,362
Alan L. Stinson	—	—	67,239	—	755,671
Raymond R. Quirk	—	—	—	—	—
Peter T. Sadowski	—	—	35,102	—	278,893

Potential Payments Upon Termination or Change-in-Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. To arrive at an estimated value of the payments and benefits upon the termination or change in control, the disclosure rules require that we assume the termination and change in control occurred on the last business day of our 2006 fiscal year, which ended December 31. The estimates are considered forward-looking information that fall within the safe harbors for disclosure of such information. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. In accordance with applicable SEC rules, we have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, the named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the Nonqualified Deferred Compensation table and accompanying narrative.

Potential Payments under Employment Agreements

As discussed above, we have entered into employment agreements with Messrs. Foley, Park, Stinson, Bickett, Quirk and Sadowski. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios.

Under the terms of each employment agreement, if the executive’s employment is terminated by us for any reason other than for cause or due to disability, or by the executive for good reason or, in the case of Mr. Foley, for any reason during the 6-month period following a change in control, then the executive is entitled to receive:

•	any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations,”

•	a prorated annual bonus,

•	a lump-sum payment equal to 200%, or 300% in the case of Mr. Foley, of the sum of the executive’s (a) annual base salary and (b) the highest annual bonus paid to the executive within the 3 years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all our equity awards, and

•	continued receipt of life and health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer.

For purposes of each agreement, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

For purposes of each agreement, “good reason” includes:

•	an adverse change in the executive’s title or a substantial diminution in authority,

•	our material breach of any of our other obligations under the employment agreement,

•	we give notice of our intent not to extend the employment term any time during the 1 year period immediately following a change in control,

•	following a change in control, the relocation of the executive’s primary place of employment, or

•	our failure to obtain an assumption of the employment agreement by a successor in the event of a change in control.

For purposes of each agreement, “change in control” means:

•	an acquisition by an individual, entity or group of 50% or more of our voting power,

•	a merger in which we are not the surviving entity, unless our stockholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	during any period of 2 consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately prior to such sale or disposition, or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of our Company.

If the executive’s employment is terminated by FNF for cause or by the executive without good reason (except in the case of Mr. Foley who may terminate his employment without good reason during the 6-month period following a change in control and receive the full severance benefits described above), our only obligation is the payment of any earned but unpaid base salary and any expense reimbursement payments owed to the executive.

If the executive’s employment is terminated due to death or disability, we will pay the executive, or his estate:

•	any accrued obligations, and

•	a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

In addition, the employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, the executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

Each employment agreement also provides for a tax gross-up if the total payments and benefits made under the agreement or under other plans or arrangements are subject to the federal excise tax on excess parachute payments and the total of such payments and benefits exceed 103% of the safe harbor amount for that tax. A gross-up payment is not made if the total parachute payments are not more than 103% of the safe harbor amount. In that case, the executive’s payments and benefits would be reduced to avoid the tax. In general terms, the safe harbor amounts for this purpose are $1 less than 3 times the named executive officer’s average W-2 income for the five years before the year in which the change in control occurs. Assuming a termination of employment and a change in control occurred on December 31, 2006, none of the named executive officers would have incurred an excess parachute payment excise tax and no gross-up payments would have been required.

Potential Payments under Omnibus Plan

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership of 25% or more of either our outstanding common stock or our outstanding voting securities,

•	during any period of 2 consecutive years, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our stockholders immediately before the transaction continue to have beneficial ownership of 50% or more of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities, (b) no person (other than us) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities, and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation, or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of our Company.

Estimated Cash Severance Payments

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated on the last business day of our 2006 fiscal year, which ended December 31. In general, the cash severance benefit would be payable in a lump sum within 30 days from the termination date. However, to the extent Section 409A of the Internal Revenue Code would apply to the severance payments, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six month period would be paid in a lump sum after the six month period has expired.

For a termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley, a termination related to a change in control as described above, the named executive officers would receive the following amounts: Mr. Foley $7,753,173; Mr. Quirk $4,539,920; Mr. Park $1,378,910; Mr. Stinson $1,685,106; Mr. Bickett $1,685,106; and Mr. Sadowski $2,220,000. For a termination of employment due to disability, the named executive officers would receive the following amounts: Mr. Foley $1,250,000; Mr. Quirk $1,050,000; Mr. Park $243,750; Mr. Stinson $450,000; Mr. Bickett $450,000; and Mr. Sadowski $660,000.

For a termination of employment due to death, the named executive officers would receive the following amounts: Mr. Foley $1,250,000; Mr. Quirk $1,050,000; Mr. Park $243,750; Mr. Stinson $450,000; Mr. Bickett $450,000; and Mr. Sadowski $660,000.

Estimated Equity Values

The estimated value of the FNF stock options held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $4,470,038; Mr. Quirk $794,507; Mr. Park $216,605; Mr. Stinson $852,759; Mr. Bickett $852,759; and Mr. Sadowski $893,932. These same amounts would vest upon a termination of the named executive officers’ employment by us not for cause, a termination by the executives for good reason or, in the case of Mr. Foley, a termination related to a change in control. The estimated value of restricted stock awards held by the named executive officers that would vest upon a change in control or upon such a termination of employment would be as follows: Mr. Foley $15,712,300; Mr. Quirk $6,285,956; Mr. Park $1,810,629; Mr. Stinson $4,131,574; Mr. Bickett $3,952,474; and Mr. Sadowski $1,492,381. These estimates are based on a stock price of $23.88 per share, which was the closing price of our common stock on the last business day of our 2006 fiscal year. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $23.88.

Estimated Value of Continuation of Health and Life Insurance Benefits

As noted in the description of the employment agreements, the named executive officers are entitled to a continuation of health and life insurance benefits for three years following a termination of employment by us not for cause, a termination by the executive for good reason, or in the case of Mr. Foley, a termination related to a change in control as described above. The estimated value of the continuation of health and life insurance benefits for three years is as follows: Mr. Foley $69,001; Mr. Quirk $65,941; Mr. Park $58,921; Mr. Stinson $63,241; Mr. Bickett $59,281; and Mr. Sadowski $63,241.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Daniel D. Lane (Chair), Cary H. Thompson, and Richard N. Massey. During fiscal year 2006, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2006, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the board.

Director Compensation

Directors who also are our officers do not receive any compensation for acting as directors, except for reimbursement of reasonable expenses, if any, incurred in attending board meetings. Non-employee directors participate in a compensation program that is designed to achieve the following goals: fairly pay directors for work required by a company of our size, complexity, and scope; align directors’ interest with the long-term interests of our stockholders; provide a level of pay that is competitive with the marketplace for companies of similar size and complexity to us; and maintain a simple format that is transparent and easy for stockholders to understand. The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2006:

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation		Total
Name	($)(1)	($)(2)	($)(3)	($)		($)

Douglas K. Ammerman	120,000	6,904	57,173	—		184,077
William Bone	32,750	—	—			32,750
Robert M. Clements	10,500	—	—			10,500
Willie D. Davis	96,063	72,720	46,527	—		215,310
John F. Farrell, Jr.	152,475	67,293	46,527	—		266,295
Thomas M. Hagerty	54,500	6,904	57,173	—		118,577
Philip G. Heasley	111,125	67,293	46,527	—		224,945
William Imparato	55,700	—	—	—		55,700
Donald Koll	11,500	24,883	—			36,383
Daniel D. Lane	100,500	39,937	103,700	—		244,137
General William Lyon	85,750	67,293	46,527	—		199,570
Richard N. Massey	95,500	6,904	—	—		102,404
Peter O. Shea, Jr.	37,000	6,904	—	—		43,904
Cary H. Thompson	71,375	39,937	103,700	—		215,012
Frank P. Willey	—	166,392	78,674	359,450	(4)	604,516

(1)	Following is a detail of fees earned or paid in cash.

	Board	Board	Committee	Committee
Name	Retainers ($)	Meetings ($)	Retainers ($)	Meetings ($)

Douglas K. Ammerman	35,000	15,000	38,500	31,500
William G. Bone	22,500	4,500	3,750	2,000
Robert Clements	7,500	3,000	—	—
Willie D. Davis	35,000	9,125	31,438	20,500
John F. Farrell, Jr.	57,500	21,250	20,625	53,100
Thomas M. Hagerty	35,000	17,500	2,000	—
Philip G. Heasley	35,000	9,500	42,125	24,500
William A. Imparato	22,500	4,500	10,500	18,200
Donald M. Koll	7,500	1,500	2,500	—
Daniel D. Lane	35,000	17,500	16,500	31,500
Richard N. Massey	35,000	15,000	36,500	9,000
General William Lyon	35,000	9,500	28,750	12,500
Peter O. Shea, Jr.	27,500	8,000	1,500	—
Cary H. Thompson	35,000	17,500	11,375	7,500

(2)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of restricted stock awards granted in and prior to 2006. These awards consisted of restricted shares granted in November 2003 by old FNF which vest over a period of five years from the grant date and restricted shares we granted on October 18, 2005 and October 24, 2006. Amounts for each director may vary due to the amount of time each director has been on the board and whether each director was on the board of directors of old FNF, the Company or both.

(3)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock option awards granted in and prior to 2006. These awards consisted of options granted to acquire shares of old FNF that have been reissued as options under our omnibus plan to acquire shares of the Company under the terms of the Securities and Exchange Distribution Agreement between us and old FNF. Assumptions used in the calculation of these amounts are included in Footnote M to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007.

(4)	Mr. Willey is our employee. Amounts shown for Mr. Willey include: (i) salary of $300,000; (ii) the cost of a Company provided automobile of $6,000; (iii) Company contributions to our 401(k) plan of $6,480 and ESPP of $26,094; (iv) life insurance premiums of $265; and (v) $20,612 of dividends paid on unvested restricted shares.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

Our board adopted a set of corporate governance guidelines in September 2005 to provide, along with the charters of the committees of the board, a framework for the functioning of the board and its committees and to establish a common set of expectations as to how the board should perform its functions. The Corporate Governance Guidelines address the composition of the board, the selection of directors, the functioning of the board, the committees of the board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. These guidelines specifically provide that a majority of the members of the board must be outside directors who the board has determined have no material relationship with us and whom otherwise meet the independence criteria established by the New York Stock Exchange, or NYSE. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on our website at www.fnf.com. Stockholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 49.

Code of Ethics and Business Conduct

Our board has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics and business conduct were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on our website at www.fnf.com. Stockholders may also obtain a copy of any of these codes by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 49.

The Board

Our board met five times in 2006, of which four were regularly scheduled meetings and one was an unscheduled meeting. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2006. Our non-management directors also met periodically in executive sessions without management. In accordance with our Corporate Governance Guidelines, at each meeting a non-management member of the board is designated by the other non-management directors to preside as the lead director during that session. We do not, as a general matter, require our board members to attend our annual meeting of stockholders, although each of our directors is invited to attend our 2007 annual meeting, which will be our first annual meeting of stockholders since our separation from old FNF. During 2006, two members of our board attended the annual meeting of stockholders.

Director Independence

Ten of the twelve members of our board are non-employees. At its meeting on January 23, 2007, the board determined that all of the non-employee members of the board (i.e., Douglas K. Ammerman, Willie D. Davis, John F. Farrell, Jr., Thomas M. Hagerty, Philip G. Heasley, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr. and Cary H. Thompson) are independent under the criteria established by the NYSE and our Corporate Governance Guidelines. Additionally, under these standards, the board determined that William P. Foley, II is not independent because he is the Chairman and Chief Executive Officer of the Company and Frank P. Willey is not independent because he is the Vice Chairman of the Company.

Committees of the Board

The board has four standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on our website at www.fnf.com. Stockholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 49.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Thomas M. Hagerty (Chair), Peter O. Shea, Jr. and Philip G. Heasley. Each of Messrs. Hagerty, Shea and Heasley was deemed to be independent by the board, as required by the NYSE. In 2006, the corporate governance and nominating committee met two times. The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

•	developing and recommending to the board a set of corporate governance principles applicable to us and reviewing such principles at least annually;

•	developing and recommending to the board standards to be applied in making determinations as to the absence of material relationships between us and a director;

•	adopting, revising and overseeing the board criteria for selecting new directors;

•	establishing procedures for the corporate governance and nominating committee to exercise oversight of the evaluation of the board and management;

•	evaluating, at least annually, the performance of the corporate governance and nominating committee;

•	considering nominees recommended by stockholders; and

•	assisting management in the preparation of the disclosure in our annual proxy statement regarding the operations of the corporate governance and nominating committee.

The corporate governance and nominating committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, will consider, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to the board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and other demographics.

The corporate governance and nominating committee would consider qualified candidates for directors suggested by current directors, management and our stockholders. The corporate governance and nominating committee and the board applies the same criteria in evaluating candidates nominated by stockholders as in evaluating candidates recommended by other sources. Stockholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission should provide a brief description of the qualifications of the candidate. Upon receipt of a stockholder-proposed director candidate, the corporate secretary will assess the board needs, primarily whether or not there is any current pending vacancy or a possible need to be filled by adding or replacing a director. The corporate secretary will also prepare a director profile by comparing the desired list of criteria with the candidate’s qualifications. Submissions that meet the criteria outlined above and in the Corporate Governance Guidelines will be forwarded to the Chairman of the corporate governance and nominating committee for further review and consideration. To date, no suggestions with respect to candidates for nomination have been received from stockholders.

Audit Committee

The members of the audit committee are Douglas K. Ammerman (Chair), Willie D. Davis and John F. Farrell, Jr. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of Messrs. Ammerman and Farrell is an audit committee financial expert, as defined by the rules of the SEC. The audit committee met thirteen times in 2006. The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	engaging independent advisors, such as legal counsel and accounting advisors, as needed, to assist the audit committee in meeting its obligations;

•	approving any significant non-audit relationship with our independent registered public accounting firm;

•	approving audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent registered public accounting firm;

•	evaluating, at least annually, the performance of the audit committee; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

Report of the Audit Committee

The audit committee of the board submits the following report on the performance of certain of its responsibilities for the year 2006:

The primary function of our audit committee is oversight of our financial reporting process, public financial reports, internal accounting and financial controls, and the independent registered public accounting firm of the annual consolidated financial statements. Our audit committee acts under a written charter, which was adopted in 2005 and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board to be independent as defined by NYSE independence standards. In addition, our board has designated each of Messrs. Ammerman and Farrell as an audit committee financial expert as defined by SEC rules.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2006. Management and KPMG LLP reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FNF and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to us is compatible with their independence.

SEC rules require that, before a company’s independent registered public accounting firm is engaged to provide any audit or permissible non-audit services, the engagement must be pre-approved by the audit committee or entered into pursuant to pre-approval policies and procedures established by the audit committee. Our audit committee has not established a pre-approval policy at this time. Rather, the audit committee as a whole reviews and pre-approves all audit and permissible non-audit services to be provided by KPMG LLP.

Finally, we discussed with our internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP at each meeting and have met with them, both with and without management present. Our discussions with them included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended 2006 and that KPMG LLP be appointed independent registered public accounting firm for FNF for 2007.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm are responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm perform their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair)
Willie D. Davis
John F. Farrell, Jr.

Compensation Committee

The members of the compensation committee are Daniel D. (Ron) Lane (Chair), Cary H. Thompson and Richard N. Massey. Each of Messrs. Lane, Thompson and Massey was deemed to be independent by the board, as required by the NYSE. The compensation committee met three times during 2006. The functions of the compensation committee include the following:

•	discharging the board responsibilities relating to compensation of our executives;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	making recommendations to the board with respect to incentive-compensation plans and equity-based plans;

•	evaluating, at least annually, the performance of the compensation committee; and

•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 11.

Executive Committee

The members of the executive committee are William P. Foley (Chair), Cary H. Thompson and Thomas M. Hagerty. Each of Messrs. Thompson and Hagerty was deemed to be independent by the board. The executive committee did not meet in 2006. The executive committee may invoke all of the power and authority of the board in the management of FNF.

Contacting the Board

Any stockholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

Certain Relationships and Related Transactions

The Separation from FIS

On October 24, 2006, we completed the acquisition of substantially all of the assets and liabilities of old FNF (other than old FNF’s interests in FIS and in a small subsidiary, FNF Capital Leasing, Inc.) in exchange for 45,265,956 shares of our Class A common stock (the “asset contribution”). The asset contribution was undertaken pursuant to the terms of the Securities Exchange and Distribution Agreement dated as of June 25, 2006, as amended and restated as of September 18, 2006, between us and old FNF (the “distribution agreement”). In connection with the asset contribution, old FNF converted all of our Class B Common Stock held by it into our Class A Common

Stock, and effective as of October 26, 2006, old FNF distributed all of the shares it acquired from us in connection with the asset contribution, together with the converted shares, to old FNF’s shareholders in a tax-free distribution (the “Full Spin-Off”). As a result of the Full Spin-Off, old FNF no longer owned any of our common stock. Following the Full Spin-Off, effective as of November 9, 2006, old FNF merged with and into FIS (the “FIS Merger”). We refer to the FIS Merger, the asset contribution and the Full Spin-Off collectively as the “separation from FIS”. The distribution agreement, the asset contribution, the Full Spin-Off and the transactions relating to the separation from FIS were reviewed and approved by our board as well as the board of directors of old FNF. The FIS Merger was undertaken pursuant to the terms of an agreement and plan of merger dated as of June 25, 2006, as amended and restated as of September 18, 2006 between old FNF and FIS (the “merger agreement”). The merger agreement and the transactions relating to the FIS Merger were reviewed and approved by our board and the board of directors of old FNF.

Our Chief Executive Officer and Chairman of our board, William P. Foley, II, is also the Executive Chairman of FIS. In addition, certain of our other executive officers are also executive officers of FIS, including Brent B. Bickett, who is our President and also serves as the Executive Vice President — Strategic Planning for FIS; and Alan L. Stinson, who is our Co-Chief Operating Officer and also serves as the Executive Vice President — Finance for FIS. We refer to Messrs. Foley, Bickett, Stinson and Sadowski as the dual-role executive officers. Each of the dual-role executive officers also owns common stock, and options to buy additional common stock, of both our Company and FIS. In connection with our separation from FIS, each of the dual-role executive officers received additional or increased compensation, including restricted grants of our common stock and options to acquire shares of our common stock. In addition, effective as the closing of the asset contribution, each of the dual-role executive officers entered into new employment agreements with us. For more information regarding the stock and options granted to the dual-role executive officers, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation — Executive Compensation” beginning on page 18, and to the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” beginning on page 9. For more information regarding the employment agreements with the dual-role executive officers, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation — Executive Compensation — Employment Agreements” beginning on page 20. As a result of these additional grants of stocks and options, and the compensation arrangements provided pursuant to the new employment agreements, the dual-role executive officers may have had direct or indirect material interests in the separation from FIS that differed from, or were in addition to, the interests of our stockholders.

During 2006, each of the dual-role executive officers also served as executive officers of old FNF. Mr. Foley served as the Chairman of the board and Chief Executive Officer of old FNF since that company’s formation in 1984 until the FIS Merger. Mr. Bickett served as Executive Vice President, Corporate Finance of old FNF until January 2006, and also served as President of old FNF from February 2006 until the FIS Merger. Mr. Stinson served as Executive Vice President and Chief Financial Officer of old FNF until the FIS Merger and also served as Chief Operating Officer of old FNF from February 2006 until the FIS Merger. Mr. Sadowski served as Executive Vice President and General Counsel of old FNF until the FIS Merger.

During 2006, in addition to Mr. Foley’s dual service as a director of both the Company and FIS, certain of our other directors also served as directors of FIS, including Daniel D. (Ron) Lane, who has served as our director since the Full Spin-Off and, since February 2006, has also served as a director of FIS; Richard N. Massey, who has served as our director since the Full Spin-Off and, since November 2006, has also served as a director of FIS; Cary H. Thompson, who has served as our director since the Full Spin-Off and, since February 2006, has also served as a director of FIS; and Thomas M. Hagerty, who has served as our director since the Full Spin-Off and, since February 2006, has also served as a director of FIS. We refer to these directors as the dual-service directors. During 2006, certain of our directors also served as directors of old FNF, including Mr. Lane, who served as a director of old FNF from 1989 until the FIS Merger; Mr. Massey, who served as a director of old FNF from January 2006 until the FIS Merger; Mr. Thompson, who served as a director of old FNF from 1992 until the FIS Merger; and Mr. Hagerty, who served as a director of old FNF from 2005 until the FIS Merger. In addition, Mr. Foley, who has served as our director since our formation on May 24, 2005 and, as of October 2006, became our Chairman and Chief Executive

Officer, also served as the Chairman of the board of directors and Chief Executive Officer of old FNF since that company’s formation in 1984. For their services as our director, each of the dual-service directors receives compensation from us, in addition to any compensation that they may receive from FIS. Each of the dual-service directors also owns common stock, and options to buy additional common stock, of both our Company and of FIS. For more information regarding the dual-service directors, please refer to the section of this proxy statement entitled “Certain Information About Our Directors” beginning on page 4. For more information regarding the compensation paid by us to the dual-service directors, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation — Director Compensation” beginning on page 31. For more information regarding the stock ownership of the dual-service directors, please refer to the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” beginning on page 9. As a result of these grants of stocks and options, and the additional director compensation provided as a result of their additional director positions, the dual-service directors may have had direct or indirect material interests in the separation from FIS that differed from, or were in addition to, the interests of our stockholders.

Agreements with FIS

Historically, FIS has provided a variety of services to us, and we have provided various services to FIS. Some of these agreements were entered into in connection with our separation from FIS, and others were already in existence prior to the separation. These agreements are described below. None of the dual-role executive officers receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FIS and none of them has any direct interest in the agreements and arrangements with FIS. In addition, none of the dual-service directors receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FIS and none of them have any direct interest in the agreements and arrangements with FIS. The agreements with FIS include:

•	corporate services agreements;

•	a master information technology services agreement;

•	starter repository and back plant access agreements;

•	an eLender services agreement;

•	various software license and development agreements;

•	various issuing title agency agreements;

•	title plant maintenance, management, access and services agreements;

•	lease, sublease, property management and telecommunication services agreements;

•	an aircraft cost sharing agreement;

•	a cross indemnity agreement;

•	a tax disaffiliation agreement; and

•	a letter agreement regarding reimbursement of certain insurance costs.

In addition to these agreements, in connection with the asset contribution, we received an assignment of a promissory note made by a subsidiary of FIS, with an outstanding principal balance of approximately $13.9 million. In connection with the separation from FIS, we sold to FIS 1,432,000 shares of FIS common stock that had been held by our subsidiaries. We also do business from time to time with entities within the mortgage information services segment of FIS that provide real estate information to our operations.

Below is a summary description of these various agreements with FIS.

Corporate Services Agreements.  We are party to a corporate services agreement with FIS under which we provide corporate and other support services to FIS. These services include:

•	accounting (including statutory accounting services), tax, treasury and internal auditing services;

•	corporate, legal, regulatory and compliance, and related services;

•	risk management insurance services;

•	lenders services and mortgage origination support services;

•	purchasing and procurement services;

•	travel services; and

•	other general and administrative and management services.

We are also party to a reverse corporate services agreement with FIS, under which FIS provides us with access to corporate finance/mergers and acquisition support services and real estate facilities management services.

Under the corporate services agreements, each party renders services under the oversight, supervision, and approval of the other party, acting through its board of directors and officers. Each party also has the right to purchase goods or services and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by those vendor agreements. The pricing for the services to be provided by us to FIS, and by FIS to us, under the corporate services agreements is on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses incurred in providing these corporate services to the other party subject to the limitation described below. Under the corporate services agreement for corporate services to be provided by us to FIS, our costs and expenses are reimbursed by FIS as follows: (i) all out of pocket expenses and costs incurred by us on FIS’s behalf are fully reimbursed, and (ii) all of our staff and employee costs and expenses associated with performing services under the corporate services agreement, including compensation paid to our employees performing these corporate services as well as general overhead associated with these employees and their functions, are allocated based on the percentage of time that our employees spend on providing corporate services to FIS under the corporate services agreement. FIS’s costs and expenses incurred in providing corporate services to us are similarly determined and reimbursed. With certain exceptions, the corporate services agreements continue in effect as to each service covered by the agreements until the party receiving the services notifies the other party, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested, provided, however, that in any event, the agreements terminate on October 23, 2008.

The exact amounts to be paid by FIS to us, and by us to FIS, under the corporate services agreements are dependent upon the amount of services actually provided in any given year. During 2006, FIS paid $9.5 million to us for services rendered by us and our subsidiaries and there were no corporate services rendered by FIS and its subsidiaries to us.

Master Information Technology Services Agreement.  We are party to a master information technology services agreement with FIS, pursuant to which FIS provides various services to us, such as IT infrastructure support, data center management and software sales. Under this agreement, we have designated certain services as high priority critical services required for our business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. The FIS subsidiary has agreed to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. We can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by us, FIS will continue to provide, for an appropriate fee, services to us that are not specifically included in the master information technology services agreement if those services were provided to us by FIS or its subcontractors in the past. The master information technology services agreement is effective for a term of five years unless earlier terminated in accordance with its terms. We have the right to renew the agreement for a single one-year period or a single two-year period, by providing a written notice of our intent to renew at least six months prior to the expiration date. We may also terminate the agreement or any particular statement of work or base services agreement on six months’ prior written notice. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Under this agreement, we are obligated to pay FIS for the services that we utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by FIS. The amount included in our expenses for information technology services received from FIS during 2006 was $85.8 million.

Starter Repository and Back Plant Access Agreements.  We are party to agreements with FIS whereby certain FIS subsidiaries have access to and use certain title records owned by our title company subsidiaries. The FIS subsidiaries covered by these agreements are granted access to (i) the database of previously issued title policies and title policy information, which we refer to as the starters repository, and (ii) certain other physical title records and information, which we refer to as the back plant, and are permitted to use the retrieved information solely in connection with the issuance of title insurance products that FIS offers as part of its business. The starters repository consists of title records and information used in previously issued title insurance policies. The back plant consists of physical, paper title records that are generally only used in the event that the electronically-stored title information is corrupted or otherwise unavailable or incomplete. Thus, the back plant access is infrequent and has been made available to FIS and its subsidiaries to ensure access to title information only in the event the electronic databases do not contain the needed title information. These agreements are effective for a ten-year period from February 1, 2006, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior written notice given after February 1, 2011 (the fifth anniversary of the effective date of the agreement), except in the case of certain defaults.

The FIS subsidiary pays fees to us for the access to the starters repository and the back plant and reimburses our subsidiaries for payment of certain taxes and government charges. Due to the infrequent nature of the access to the back plant and its limited usefulness, there are no fees payable under the back plant repository access agreement, other than reimbursement of costs incurred by us in allowing the FIS subsidiaries to access the back plant. In 2006, we earned less than $0.1 million from fees paid by FIS under these agreements.

eLender Services Agreement.  We are party to an eLender services agreement with FIS. Under the eLender services agreement, each of the parties conveyed their respective interests in the proprietary “eLenderSolutions” software to the other so that both we and FIS are the joint owners of the software, and we agreed to further develop the jointly owned software. In addition, under this agreement, we agree to process business for FIS’s subsidiaries, so that those subsidiaries can continue to operate as title agents in certain limited geographic areas where those subsidiaries otherwise lack ready access to title plants. Under the eLender services agreement, we license from FIS the use of certain proprietary business processes and related documentation in those limited geographic areas, and FIS provides us with oversight and advice in connection with the implementation of these business processes. Subject to certain early termination provisions, this agreement continues in effect until either (i) FIS acquires its own direct access to title plants in the relevant geographic area or (ii) we build or otherwise acquire title plants for the relevant geographic area and provide access to FIS on terms acceptable to FIS. This agreement may also be terminated as to all or a portion of the relevant geographic area by mutual agreement of the parties or upon five years’ prior written notice given after February 1, 2011 (the fifth anniversary of the effective date of the agreement).

For the business processes and documentation and oversight and advisory services under the eLender services agreement, we pay fees to the FIS subsidiary equal to the aggregate earnings generated through or as a result of these proprietary business processes and documentation. In addition, we pay the FIS subsidiary for its development services with respect to the eLender software. In 2006, we reimbursed $3.0 million to FIS for the business processes and documentation and oversight and advisory services under the eLender services agreement, and we paid $6.3 million to FIS for its software development services under this agreement.

Software License and Development Agreements.  We are party to certain software license agreements pursuant to which we license from FIS, or FIS licenses from us, the use of certain proprietary software, related documentation, and object code for various software programs.

Among these agreements is a license agreement pursuant to which FIS licenses to us a package of software programs known as “SoftPro”. The SoftPro software is a related series of software programs and products that have historically been used, and continue to be used, in various locations by a number of our title insurance subsidiaries, including Chicago Title, Fidelity National Title, and Ticor Title. We pay fees to FIS for the use of the SoftPro software based on the number of workstations and the actual number of SoftPro software programs and products used in each location, billed on a monthly basis. Our expenses for the SoftPro license in 2006 were $12.2 million.

FIS also licenses certain proprietary software of ours for annual fees under individual license agreements. The three software license agreements, OTS/ OTS Gold, SIMON and TEAM software, all provide certain subsidiaries of FIS that conduct FIS’s lenders services business, with worldwide nonexclusive, perpetual, irrevocable right to use certain software and documentation owned by us and our subsidiaries. In the case of the SIMON and TEAM software, we are also obligated to provide maintenance services if requested by the FIS subsidiary. The terms of the licenses are perpetual but may be terminated by the FIS subsidiary upon ninety days prior notice, or may be terminated by us in the event of a disclosure by FIS of the software or documentation to our competitors. Fees for these licenses are charged on varying bases, including in the case of OTS/ OTS Gold, a flat annual fee, and in the case of SIMON and TEAM, a monthly fee based on the number of servers or the number of users utilizing the licensed software. For 2006, the aggregate revenues received from FIS for these software licenses were $0.4 million.

One of our subsidiaries is also a party to a joint development and ownership agreement with a subsidiary of FIS, whereby the FIS subsidiary provides development services for proprietary software known as “TitlePoint”, used in connection with the title plants owned by our title insurance subsidiaries. Upon delivery by Property Insight of software that meets acceptance criteria, both parties will jointly own the developed software. This agreement expires 45 days after acceptance of the agreed upon software release, but may be terminated prior to that time by mutual agreement or in the event of a breach that remains uncured for more than 30 days (subject to extension in certain circumstances). For 2006, we paid the FIS subsidiary $23.4 million for its development services under this agreement.

Issuing Title Agency Agreements.  Our subsidiaries, Chicago Title and Fidelity National Title, are parties to separate issuing agency contracts with certain subsidiaries of FIS that conduct the lenders services business for FIS. Under these issuing agency contracts, the FIS subsidiaries act as title agents for Chicago Title and Fidelity National Title in various jurisdictions. The title agency appointments of the FIS subsidiaries are not exclusive and Chicago Title and Fidelity National Title each retain the ability to appoint other title agents and to issue title insurance directly. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). The issuing agency contracts were entered into by our subsidiaries between July 22, 2004 and August 22, 2006.

During 2006, we earned $95.5 million of agency title premiums generated by these operations, and paid related commissions of $83.9 million in 2006, representing a commission rate of 88% of premiums earned.

Title Plant Maintenance, Management, Access and Services Agreements.  Several of our subsidiaries have entered into agreements with a subsidiary of FIS named Property Insight LLC relating to the maintenance, management and servicing of, and access to, our title plants. Certain of our title insurance company subsidiaries have entered into a title plant maintenance agreement with Property Insight LLC. In addition, our title insurance company subsidiary, Ticor-Florida, has entered into a title plant management agreement with Property Insight. Another of our subsidiaries, Rocky Mountain Support Services, Inc., which we refer to as Rocky Mountain, for the benefit of all of our title insurance company subsidiaries, has entered into a title plant master services agreement with Property Insight. In order to facilitate our access to title plants to which Property Insight has access, Rocky Mountain, on behalf of all of our title insurance subsidiaries, has entered into a master title plant access agreement with Property Insight.

Pursuant to the title plant maintenance agreement and the title plant management agreement, Property Insight maintains and manages certain title plant assets of these title insurance company subsidiaries. These services include keeping the title plant assets current and functioning on a daily basis. Property Insight’s management services also include updating, compiling, extracting, manipulating, purging, storing and processing title plant data. Pursuant to the master title plant access agreement, our subsidiaries have access to all title plants to which Property

Insight has access or right to access, including the title plants owned by certain of our subsidiaries. The title plant maintenance agreement and the master title plant access agreement became effective on March 4, 2005, and the title plant management agreement became effective on May 17, 2005. All of these agreements are effective for a ten year period, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior notice given after the fifth anniversary of the effective date of the agreement, except in certain limited cases, such as default.

Under the title plant master services agreement, our title insurance subsidiaries can request services to be performed from time to time, with the scope of work, the pricing and the other terms to be agreed upon between the parties at that time and documented in a written statement of work for each work assignment accepted. The title plant master services agreement has no set term, and remains effective until no work is being performed under all of the statements of work for title plant work requested. The parties may terminate the agreement at any time by mutual consent. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

In exchange for its management services under the title plant maintenance agreement, Property Insight has perpetual, irrevocable, transferable and nonexclusive worldwide licensed access to the title plants owned by these subsidiaries, together with certain software relating thereto. In consideration for this licensed access to the title plants and related software under the title plant maintenance agreement, Property Insight pays a royalty to each of our title insurance company subsidiaries that are parties to the title plant maintenance agreement, in an amount equal to 2.5% to 3.75% of the revenues generated from the licensed access to the title plants and related software that the title insurance company subsidiary owns. Property Insight receives a management fee equal to 20% of the actual costs incurred by Ticor-Florida for maintaining its title plants under the title plant management agreement. In addition, Property Insight earns fees from us by providing access to updated and organized title plant databases to our subsidiaries through the master title plant access agreement. Property Insight also earns fees from us for its services under the title plant master services agreement. In 2006, we received $2.5 million in revenues from the royalty payable by FIS under the title plant maintenance agreement. Our payments to Property Insight under the title plant management agreement were $1.2 million in 2006. In addition, our payments to Property Insight under both the master title plant access agreement and the title plant master services agreement were $26.9 million in 2006.

Lease, Sublease, Property Management and Telecommunication Services Agreement.  We are party to a lease agreement, pursuant to which we lease from a subsidiary of FIS certain portions of FIS’s Jacksonville, Florida headquarters corporate campus, located at 601 Riverside Avenue, for our Jacksonville headquarters. This agreement was originally entered into in March 2005 between the FIS subsidiary and us and continues until December 31, 2007. The lease provides that the rentable square footage that we lease may, by mutual agreement, increase or decrease from time to time during the term of the lease as a result of reallocations of office space among FIS and us, including reallocations made during 2006. In the event of any re-allocation or change in the leased square footage, the parties will memorialize the changes in the rentable square footage and the monthly base rent, which will be re-calculated based on the rentable square footage leased to us as a percentage of the total rentable square footage of office space available at the Jacksonville corporate campus. Under the lease, we pay rent for the space that we lease, initially approximately 89,754 rentable square feet, at an annual rate of $23.05 per rentable square foot, in equal monthly installments paid in advance on the first day of each calendar month. If we fail to pay timely, a default rate applies. In addition to paying base rent, for each calendar year commencing with 2005, we are obligated to pay FIS, as additional rent, our share of the landlord’s reasonable estimate of operating expenses for the entire facility that are in excess of the operating expenses (subject to certain exclusions) applicable to the 2005 base year. We are also liable to the landlord for its entire cost of providing any services or materials exclusively to us.

We are also party to a property management agreement with FIS, as property manager, for the management of the office space at our Jacksonville headquarters known as “Building V”. Terms of this property management agreement are similar to those customarily found in similar office property management arrangements, subject to the particular needs of the parties and the nuances of the property to be managed. This agreement also expires on December 31, 2007. As compensation for its property management services, FIS receives an annual management fee equal to $20.19 per rentable square foot per annum, payable in arrears and paid in monthly installments of $440,034.31, as and to the extent collected from the monthly rental payment received from tenants.

FIS subleases a portion of the office space in Building V for its operations, pursuant to a sublease agreement with us. The terms and provisions of the sublease agreement mirror the management and economic effect of the terms and conditions of the lease agreement with FIS, so that all of the office space located at the 601 Riverside Avenue campus benefits from per square foot average cost pricing for the entire campus. The term of the sublease agreement coincides with the lease agreement and will expire on December 31, 2007. The rental price under the sublease is determined on the same formulaic basis as in the lease agreement.

We have also entered into a telecommunications services agreement with FIS, pursuant to which we reimburse FIS for our pro rata share of the telecommunications systems costs at the 601 Riverside campus. The term of this agreement expires on December 31, 2007, to coincide with the expiration of the lease and sublease agreements. Under the telecommunications services agreement, we reimburse FIS for our pro rata share of the telecommunications systems costs, based on the aggregate number of employees that we have at the campus in comparison to the aggregate number of employees that FIS has at the campus.

In 2006, we paid $4.0 million to FIS under the lease, and FIS paid $1.0 million to us under the sublease. In addition, in 2006, we paid $0.9 to FIS under the property management agreement, and reimbursed FIS an additional $0.2 million for our share of the telecommunication costs under the telecommunications services agreement.

Aircraft Cost Sharing Agreement.  We are party to an aircraft cost allocation agreement with FIS, pursuant to which each party agrees to reimburse the other for its pro rata share of the actual costs incurred in the use of the other party’s corporate aircraft. Pursuant to this agreement, we may utilize FIS’s corporate aircraft from time to time, and FIS may utilize our corporate aircraft, with an obligation to reimburse for the respective share of the costs. In 2006, FIS reimbursed $0.6 million to us and we reimbursed $0.1 million to FIS under this agreement.

Cross Indemnity Agreement.  In connection with our separation from FIS, we entered into a cross-indemnity agreement with FIS, pursuant to which each party will indemnify the other party and certain of the other party’s affiliates and representatives, from and against any losses incurred (whether before or after the separation) by the indemnified parties arising out of:

•	the ownership or operation of the assets or properties, the operations or conduct of the business, and the employee retirement and benefit plans and financial statements of the indemnifying party;

•	any breach by the indemnifying party of the cross-indemnity agreement, of its organizational documents, or of any law or contract to which it is a party;

•	any untrue statement of, or omission to state, a material fact in any governmental filing of the indemnified party to the extent it was as a result of information about the indemnifying party, and any untrue statement of, or omission to state, a material fact in any governmental filing of the indemnifying party, except to the extent it was as a result of information about the indemnified party;

•	claims brought by third parties to the extent related to the transactions contemplated by the distribution agreement (to the extent we are the indemnifying party) or, among other things, the merger agreement (to the extent FIS is the indemnifying party), subject to certain exceptions; and

•	the provision of services by or employment of representatives of the indemnifying party, and the termination of such services or employment.

The cross-indemnity agreement expressly provides that it is not intended to change the allocation of liability for any matter provided for in any other existing or future agreement between us and our affiliates and FIS and its affiliates, to all of which agreements the cross-indemnity agreement is made subject. The cross indemnity agreement can be terminated only by mutual agreement.

Tax Disaffiliation Agreement.  In connection with our separation from FIS, we entered into a tax disaffiliation agreement with FIS and old FNF. The tax disaffiliation agreement allocates responsibility between FIS and us for filing returns and paying taxes for periods prior to the Full Spin-Off, subject to certain indemnification provisions set forth in the agreement. The tax disaffiliation agreement also includes indemnifications for any adjustments to taxes for periods prior to the Full Spin-Off and for any taxes and for any associated adverse consequences that may be imposed on the parties as a result of the separation.

In 2006, there were no amounts paid to FIS by us or received by us from FIS pursuant to this agreement.

Letter Agreement Regarding Reimbursement for Certain Insurance Costs.  In connection with our separation from FIS, we entered into a letter agreement with FIS with respect to a directors and officers liability insurance policy that we purchased, providing coverage for directors, officers and employees for a six year period following the separation closing. The policy includes certain coverage limits and a deductible. Under this letter agreement, we are required to maintain the effectiveness of this policy, and FIS is required to reimburse us $250,000 each year for part of the costs of this policy, so long as FIS does not purchase the same coverage on its own. In addition, if a potential claim would exceed the limits of the policy or would apply against the deductible, then we will negotiate with FIS in good faith to agree on a fair allocation of the policy limits or the deductible, as applicable. In 2006, we received $250,000 from FIS pursuant to this letter agreement.

Indebtedness Owing from FIS.  In connection with our separation from FIS, we received an assignment of a promissory note dated as of October 27, 2006 made by FNF Capital Leasing, Inc., a subsidiary of FIS, in an outstanding principal amount of $14,328,376. The promissory note is unsecured and has a 5-year term, with principal payments due in the amount of $450,000 per quarter and the balance due in full on October 27, 2011, subject to early repayment due to certain defaults. The promissory note bears interest at a per annum rate equal at all times to 1% in excess of the 3-month LIBOR rate for U.S. dollar-denominated deposits. Interest on amounts owing under the promissory note is payable quarterly.

In 2006, the largest aggregate amount of principal outstanding under this promissory note was $14,328,376. As of March 15, 2007, the aggregate principal amount outstanding is $13,883,147. During 2006, we received a principal payment of $450,000 with respect to this promissory note, and we received an interest payment of $166,806, calculated in accordance with the promissory note and as described above.

Sale of FIS Stock to FIS.  In connection with the separation from FIS, we agreed to sell to FIS all of the shares of FIS common stock held by our subsidiaries in exchange for $56,420,800 in cash. This sale was consummated at the time of the asset contribution.

Real Estate Information Business with FIS.  We also do business with certain entities within the mortgage information services segment of FIS that provide real estate information to our operations. Although there is no long-term contract, we are continuing to purchase information from FIS. The pricing of these purchases was determined on the basis of a discount to market that is believed reasonable based on the volume of our purchases. Our expenses for these services were $12.7 million in 2006.

Agreements with Old FNF

Prior to the separation from FIS, we were party to various agreements with old FNF. Many of these agreements were entered into in connection with transactions undertaken on September 26, 2005, when old FNF, which then owned 100% of our common stock, contributed to us the title insurance segment of its business, which became our subsidiaries (the “title business contribution”). At that time, old FNF also declared a dividend to its stockholders, resulting in a distribution on October 17, 2005 of 17.5% of old FNF’s ownership of us (the “Partial Spin-Off”). After the Partial Spin-Off, old FNF beneficially owned 100% of our Class B common stock representing an 82.5% ownership interest and a 97.9% voting interest in us. We refer to the Partial Spin-Off and the title business contribution collectively as the restructuring. The agreements that we were party to with old FNF are described below. None of the dual-role executive officers received any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with old FNF and none of them had any direct interest in the agreements and arrangements with old FNF. In addition, none of the dual-service directors received any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with old FNF and none of them had any direct interest in the agreements and arrangements with old FNF. All of these agreements with old FNF were terminated at the time of the separation from FIS prior to the FIS Merger. The agreements with old FNF included:

•	a separation agreement;

•	corporate services agreements;

•	a tax matters agreement and certain tax sharing agreements;

•	an employee matters agreement;

•	a registration rights agreement; and

•	a sublease agreement.

In addition, in connection with the restructuring, we issued two $250 million intercompany notes payable to old FNF (the “Mirror Notes”), both of which were repaid in full during 2006. We were also parties to two master loan agreements and various promissory notes under which our title insurance subsidiaries made certain loans to old FNF. All of these loans were paid in full in 2006 prior to the separation from FIS. In addition, prior to the separation from FIS, old FNF repaid to us approximately $4.5 million owing under a promissory note issued to one of our subsidiaries.

Below is a summary description of the various agreements with old FNF.

Separation Agreement.  In connection with the restructuring, we entered into a separation agreement with old FNF which governed certain aspects of our relationship with old FNF following the restructuring. The separation agreement provided that old FNF made no representation or warranty as to the condition or quality of any subsidiary contributed to us as part of the restructuring, and we had no recourse against old FNF if the transfer of any subsidiary to us was defective in any manner. We agreed to bear the economic and legal risks that any conveyance was insufficient to vest in us good title, free and clear of any security interest, and that any necessary consents or approvals were not obtained or that any requirements of laws or judgments were not complied with. We and old FNF were obligated to provide each other access to certain information, subject to confidentiality obligations and other restrictions. We and old FNF each retained all proprietary information within each company’s respective possession relating to the other party’s respective businesses for an agreed period of time. The separation agreement also contained covenants between old FNF and us with respect to various matters, including mutual confidentiality of our and old FNF’s information, and litigation and settlement cooperation between us and old FNF on pending or future litigation matters. In general, the separation agreement provided that we paid all costs incurred in connection with the Full Spin-Off.

FNF Corporate Services Agreements.  We entered into a corporate services agreement with old FNF under which we provided corporate and other support services to old FNF. This agreement governed the provision by us to FNF of these corporate support services, which included:

•	accounting (including statutory accounting services);

•	corporate, legal and related services;

•	purchasing and procurement services;

•	travel services; and

•	other general administrative and management functions.

We also entered into a separate corporate services agreement with old FNF, under which old FNF provided us with senior management consulting services and certain corporate and other support services. This agreement governed the provision by old FNF to us of certain corporate support services, which included:

•	mergers & acquisitions and corporate finance services;

•	SEC & reporting services;

•	internal audit services;

•	treasury services;

•	risk management services;

•	tax services;

•	communications and investor relations services; and

•	senior executive and consulting, and general administrative and management services, including the time and attention of old FNF’s Chief Executive Officer, Chief Financial Officer and other senior officers.

The pricing for the services provided by us to old FNF, and by old FNF to us, under the corporate services agreements was on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses incurred in providing these corporate services to the other party. Under the corporate services agreement for our corporate services provided to old FNF, our costs and expenses were reimbursed by old FNF as follows: (i) all out of pocket expenses and costs incurred by us on old FNF’s behalf were fully reimbursed, and (ii) all of our staff and employee costs and expenses associated with performing services under the corporate services agreement, including compensation paid to our employees performing these corporate services as well as general overhead associated with these employees and their functions, were allocated based on the percentage of time that our employees spend on providing corporate services to old FNF under the corporate services agreement. Old FNF’s costs and expenses incurred in providing corporate services to us were similarly determined and reimbursed. The exact amounts to be paid by old FNF to us, and by us to old FNF, under the corporate services agreements were dependent upon the amount of services actually provided in any given year. During 2006, the amount paid by old FNF to us for services rendered by us was $1.5 million, and the amount paid by us to old FNF for services rendered by old FNF was $5.9 million.

Tax Matters Agreement and Tax Sharing Agreements.  In connection with the restructuring, we entered into a tax matters agreement with old FNF, which governed the respective rights, responsibilities, and obligations of old FNF and us with respect to tax liabilities and refunds, tax attributes, tax contests and other matters regarding income taxes, taxes other than income taxes and related tax returns. The tax matters agreement governed these tax matters as they applied to us and our subsidiaries other than our subsidiaries that were the title insurance companies.

In addition, our title insurance companies were also parties to various tax sharing agreements with old FNF, and at the time of the separation from FIS, old FNF’s obligations under all of these tax sharing agreements were assigned to us. These tax sharing agreements governed the respective rights, responsibilities, and obligations of old FNF and those subsidiaries with respect to tax liabilities and refunds, tax attributes, other matters regarding income taxes and related tax returns.

During 2006, there were no amounts paid by old FNF to us or by us to old FNF pursuant to the tax matters agreement or the tax sharing agreement.

Employee Matters Agreement.  Prior to the separation from FIS, our employees participated in various employee benefit plans and programs sponsored by old FNF through the operation of the employee matters agreement. Specifically, under the employee matters agreement, our employees were eligible (subject to generally applicable plan limitations and eligibility conditions) to participate in old FNF’s health, dental, disability, and other welfare benefit plans. Our employees were also eligible to participate in old FNF’s 401(k) Plan. We were required to contribute to the plans the cost of our employees’ participation in such plans, including, for example, payment of 401(k) matching contributions for our employees and payment of the employer portion of the cost of health, dental, disability and other welfare benefits provided to our employees. Because we administered the plans for old FNF, we were not charged an administrative expense for participation. Our contributions to old FNF’s plans for our employees during 2006 were $85.2 million.

Registration Rights Agreement.  Because old FNF did not divest itself of all of its shares of our common stock as part of the restructuring, we were not able to freely sell our shares without registration under the Securities Act of 1933, or a valid exemption therefrom. Accordingly, in connection with the restructuring, we entered into a registration rights agreement with old FNF requiring us, under certain circumstances, to register our shares beneficially owned by old FNF. During 2006, no payments were made or received by us under the registration rights agreement.

Sublease Agreement.  We entered into a sublease agreement pursuant to which we subleased to old FNF a portion of the Jacksonville, Florida headquarters space that we are leasing from FIS. By its terms, the sublease arrangement with old FNF would have continued until December 31, 2007, which is the date on which our lease with FIS expires by its terms. Pursuant to the sublease agreement, old FNF was obligated to pay rent for approximately 7,000 square feet on terms and at rental rates that mirrored our obligations under our lease agreement with FIS. This includes both the base rent amount as well as the additional rent required under our lease. Old FNF was also responsible for the entire cost of any services or materials provided exclusively to old FNF in connection with the sublease or the use of the space. During 2006, old FNF paid us $0.2 million under the sublease agreement.

Mirror Notes Payable to Old FNF.  In connection with the restructuring, we issued two $250 million intercompany notes payable to old FNF, with terms that mirrored old FNF’s existing $250 million 7.30% public notes due in August 2011 and $250 million 5.25% public notes due in March 2013. We refer to these as the mirror notes. Following issuance of the mirror notes, we made an exchange offer in which we exchanged $491.3 million principal amount of the outstanding old FNF notes for new notes issued by us, and we delivered to old FNF the old FNF notes that we received to reduce the debt under the intercompany notes. One of the two mirror intercompany notes owing to us was repaid earlier in 2006, and the other note was reduced to an outstanding principal amount of approximately $8.7 million. We subsequently acquired approximately $2.1 million of our 7.30% Notes that were then outstanding. In connection with the separation from FIS, we redeemed our remaining 7.30% Notes, and repaid the remaining balance owing to old FNF of approximately $6.6 million, and the mirror notes were thereafter cancelled.

In 2006, the largest aggregate amount of principal outstanding under the mirror notes was $497.8 million. The mirror notes were repaid in full in connection with the separation transaction and no amount is owing thereunder. During 2006, we paid $497.8 million in principal payments with respect to these notes, and we paid regular interest payments of $1.9 million in the aggregate, calculated in accordance with the promissory note.

Master Loan Agreements.  We were parties to two master loan agreements and several promissory notes under which our title insurance company subsidiaries made certain loans to old FNF. In 2006, the largest aggregate amount of principal outstanding under these notes was $19.0 million. No amount is currently owing thereunder. During 2006, we received $19.0 million in principal payments with respect to these notes, and we received regular interest payments of $0.5 million in the aggregate. Prior to the closing of the separation from FIS, old FNF repaid all of these loans in full, with accrued interest.

Note Owing from old FNF.  Old FNF had issued a promissory note in favor of one of our subsidiaries in a principal amount of $4.5 million. On or about June 30, 2006, old FNF repaid $4.5 million representing the full amount of the outstanding principal under this note, plus accrued interest, and the note was cancelled. In 2006, the largest aggregate amount of principal outstanding under this note was $4.5 million. No amount is currently owing thereunder. During 2006, we received $4.5 million in principal payments with respect to this note.

Other Related Person Transactions and Relationships

During 2006, Bear Stearns & Co, Inc., an investment banking firm of which our director Cary H. Thompson is a senior managing director, received approximately $10,040,594 in fees for investment banking and financial advisory services provided to us.

During 2006, we purchased various wines from Foley Estates Winery and Vineyards and from Lincourt Vineyards, two wineries that are majority owned by our Chief Executive Officer and Chairman, William P. Foley, II. The total amount we paid to Foley Estates and Lincourt Vineyards during 2006 was $228,000. We purchased the wines through unrelated vendors at retail prices, and we used them for business purposes.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our code of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier or competitor;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•	the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

•	selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding related person transactions. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors they deem appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Waiver of provisions of our code of ethics for any of our employees requires the approval of our Chief Compliance Officer. Waiver of provisions of our code of ethics for any of our executive officers or directors requires the approval of the board or the corporate governance and nominating committee and will be promptly disclosed as required by SEC rules or NYSE rules. The Chief Compliance Officer, or in certain circumstances, the audit committee and the corporate governance and nominating committee, are empowered to take all action they consider appropriate to investigate any violations of the respective codes of ethics reported to them. If a violation has occurred, appropriate disciplinary or preventive action will be promptly taken.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our code of ethics requires that each such officer must:

•	avoid conflicts of interest wherever possible;

•	discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•	in the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•	in the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2006. Based solely upon a review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied.

SHAREHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Stockholders to be held in 2008 must be received by the Company no later than December 20, 2007. Any other proposal that a stockholder wishes to bring before the 2008 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 20, 2007. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2008 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any stockholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

William P. Foley, II
Chairman of the Board and
Chief Executive Officer

Dated: April 18, 2007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSAL BELOW.	Please mark your votes like this.	☒

1.	To elect to the Board of Directors.

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
01 Cary H. Thompson 02 Daniel D. (Ron) Lane 03 General William Lyon 04 Richard N. Massey

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name above.

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Date:	, 2007

Signature:

Signature:

Please date and sign exactly as the name appears on this proxy. When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ PLEASE DETACH HERE ▲
Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your instruction form.

VOTE BY PHONE:	You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	To vote as the Board of Directors recommends on ALL proposals; Press 1.

OPTION B:	If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Item 1: To vote FOR all nominees, press 1 ; to WITHHOLD from all nominees, press 9; to WITHHOLD from an individual nominee, press 0

Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
When asked, please confirm your vote by pressing 1.

VOTE BY INTERNET:	THE WEB ADDRESS IS www.proxyvoting.com/FNF
IF YOU VOTE BY PHONE OR INTERNET — DO NOT MAIL THE PROXY CARD.
THANK YOU FOR VOTING.

Call ¶ ¶ Toll Free ¶ ¶ On a Touch-Tone Telephone
1-800-868-4256 - ANYTIME
There is NO CHARGE to you for this call.

CONTROL NUMBER
for Telephone/Internet Voting

FIDELITY NATIONAL FINANCIAL, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD MAY 23, 2007
     The undersigned hereby appoints William P. Foley, II and Frank P. Willey, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Financial, Inc. held of record by the undersigned as of April 16, 2007, at the Annual Meeting of Stockholders to be held at 10:30 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 23, 2007, or any adjournment thereof.
     This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Financial, Inc. (the “Company”) for use at the Annual Meeting of Stockholders on May 23, 2007 at 10:30 a.m., eastern time from persons who participate in either (1) the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the Fidelity National Financial, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP.
     By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Fidelity National Financial, Inc. allocable to his or her account(s) as of April 16, 2007. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (c/o Proxy Services, P.O. Box 9001, Brentwood, NY 11717-9804) by May 21, 2007. For shares voted by phone or internet, the deadline is 11:59 PM on May 20, 2007. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401 (k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants.
(Continued on reverse side)

▲ PLEASE DETACH HERE ▲
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll-free 1-800-868-4256 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or
2.	Vote by lnternet at our lnternet Address: www.proxyvoting.com/FNF
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE VOTE